Exhibit 2.1

OWENS CORNING

as the Parent

and

MT ACQUISITION CO ULC

as the Purchaser

and

MASONITE INTERNATIONAL CORPORATION

as the Company

ARRANGEMENT AGREEMENT

February 8, 2024

(i)

SCHEDULES

Schedule A PLAN OF ARRANGEMENT

Schedule B  ARRANGEMENT RESOLUTION

Schedule C  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Schedule D REPRESENTATIONS AND WARRANTIES OF THE PARENT AND PURCHASER

(ii)

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of February 8, 2024,

B E T W E E N:

Owens Corning, a corporation formed under the laws of the State of Delaware

(the “Parent”)

- and -

MT Acquisition Co ULC, a British Columbia unlimited liability company

(the “Purchaser”)

- and -

Masonite International Corporation, a corporation incorporated under the laws of British Columbia

(the “Company”).

WHEREAS:

A.

The Board of Directors of the Company has unanimously determined that the Arrangement is in the best interest of the Company and that the Consideration to be received by the Company Shareholders pursuant to this Agreement is fair, from a financial point of view, to the Company Shareholders.

B.	The Board of Directors has approved the transactions contemplated by this Agreement and unanimously determined to recommend approval of the Arrangement to the Company Shareholders.

C.

The Purchaser and the Company intend that the Arrangement be effected by way of Plan of Arrangement under the provisions of the Business Corporations Act (British Columbia), and in furtherance of the Arrangement, the Board of Directors has agreed to submit the Arrangement Resolution to the Company Shareholders for approval and to submit the Arrangement to the Court for approval once the Required Approval (as defined below) has been obtained.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Defined Terms

(a) As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“2012 Plan” means the Company Amended and Restated 2012 Equity Incentive Plan, as most recently amended and/or restated.

“2021 Plan” means the Company 2021 Omnibus Incentive Plan, as most recently amended and/or restated.

“2028 Senior Notes” means the 5.375% senior unsecured notes due February 1, 2028 issued pursuant to the 2028 Senior Notes Indenture initially in an aggregate principal amount of $500.0 million.

“2028 Senior Notes Indenture” means that certain indenture by and between the Company and Wells Fargo Bank, National Association, as trustee, dated July 25, 2019, as amended, modified or supplemented from time to time.

“2030 Senior Notes” means the 3.50% senior unsecured notes due February 15, 2030 issued pursuant to the 2030 Senior Notes Indenture initially in an aggregate principal amount of $375.0 million.

“2030 Senior Notes Indenture” means that certain indenture by and between the Company and Wells Fargo Bank, National Association, as trustee, dated July 26, 2021, as amended, modified or supplemented from time to time.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (i) contains terms, with respect to confidentiality and use, taken as a whole, that are not materially less restrictive to the Company’s counterparty thereto than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict any person from making, publicly or privately, an Acquisition Proposal or otherwise contain any standstill or similar provision), (ii) does not prohibit the Company from complying with Section 5.1 and (iii) does not include any provision calling for an exclusive right to negotiate with the Company prior to the valid termination of this Agreement.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide Third Party offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any take-over bid, tender offer (including an issuer bid) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, plan of arrangement, amalgamation, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company.

“Adverse Recommendation Change” has the meaning specified in Section 5.1(1)(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that, for purposes of this Agreement, the Parent and the Purchaser shall be deemed not to be Affiliates of the Company and vice versa.

“Agreement” means this arrangement agreement.

“Alternative Financing” has the meaning specified in Section 4.12(d).

“Alternative Financing Commitment Letter” has the meaning specified in Section 4.12(d).

“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Criminal Code (Canada), or the rules and regulations promulgated thereunder or under any other Applicable Law related to bribery or corruption of any relevant jurisdiction covering a similar subject matter applicable to the Company or the Subsidiary and their respective operations.

“Antitrust Division” has the meaning specified in Section 4.2(1)(b).

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, provincial or local law, constitution, treaty, act, statute, code, rule, regulation, order, injunction, judgment, decree, writ, award, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority in any relevant jurisdiction that is binding upon or applicable to such Person, including any Competition Law or Foreign Investment Law.

“Arrangement” means an arrangement pursuant to the provisions of Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Parent, each acting reasonably.

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting, substantially in the form of Schedule B.

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Authority having jurisdiction over the Person.

“Balance Sheet Date” has the meaning specified in Paragraph 10 of Schedule C.

“BCBCA” means the Business Corporations Act (British Columbia).

“Benefit Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, whether or not written, that is sponsored, maintained, contributed to, or entered into, by the Company or any of its Subsidiaries (or any predecessor of such entity) for the current or future benefit of any Company Service Provider or with respect to which the Company or any of its Subsidiaries (or any predecessor of such entity) has or would reasonably be expected to have any direct or indirect liability, other than any such plan, agreement, arrangement, program or policy that is (x) a “multiemployer” plan as defined in Section 3(37) of ERISA or (y) operated by any Governmental Authority. A Collective Agreement shall not constitute a Benefit Plan.

“Board of Directors” means the board of directors of the Company as constituted from time to time.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Vancouver, British Columbia, Toronto, Ontario or New York, New York.

“Business System” means any and all of the information technology assets, systems and services that are owned by, or leased or licensed to, the Company or any of its Subsidiaries and used or held for use in the operation of the business of the Company or any of its Subsidiaries, including all computers, devices, computer hardware, operating system, firmware, middleware, server, workstation, router, hub, switch, data communications line, hosting infrastructure, subscribed data service, peripheral equipment or all other information technology equipment or element, Software, database engine or processed data, technology infrastructure or other computer system or associated documentation.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (Mar. 27, 2020), as the same may be amended from time to time.

“Cash-Out PRSU” has the meaning specified in Section 2.7(d).

“Cash-Out RSU” has the meaning specified in Section 2.7(b).

“Collective Agreements” means all collective bargaining agreements or union agreements applicable to current or former employees of the Company or any of its Subsidiaries and all related documents, whether written or oral, including letters or memorandums of understanding, letters of intent or other written communications with bargaining agents or similar authorized employee representative for any current or former Company Employee, in each case which impose any obligations upon the Company or any of its Subsidiaries that are not otherwise required by Applicable Law.

“Common Shares” means the common shares in the capital of the Company.

“Company” has the meaning specified in the Preamble.

“Company 401(k) Plan” has the meaning specified in Section 4.7(d).

“Company Balance Sheet” means the consolidated balance sheet of the Company as of January 1, 2023, and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended January 1, 2023.

“Company Capitalization Date” has the meaning specified in Paragraph 5(a) of Schedule C.

“Company Credit Agreements” means (i) that certain Credit Agreement, dated as of December 13, 2022 (as amended, restated, amended and restated, modified or supplemented from time to time), among Masonite Corporation, Masonite International Corporation, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the administrative agent and collateral agent and (ii) that certain Second Amended and Restated Credit Agreement, dated as of January 31, 2019 (as amended, restated, amended and restated, modified or supplemented from time to time), among Masonite International Corporation, Masonite Corporation, the other borrowers from time to time party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as the administrative agent.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Company to the Parent and the Purchaser with this Agreement.

“Company Employee” means an employee of the Company or its Subsidiaries.

“Company Equity Awards” means the RSUs, PRSUs and SARs.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the financial condition, assets, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any Effect to the extent resulting from (i) changes or prospective changes in GAAP or the interpretation thereof, (ii) general economic, political, regulatory, legal or tax conditions in the United States or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates) and the imposition or adjustment of tariffs, (iii) conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, (iv) changes or prospective changes in Applicable Law or the interpretation thereof, (v) geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, cyberattacks, protests, riots, strikes, global health conditions (including any epidemic, pandemic or disease outbreak) or natural disasters, (vi) the execution, delivery and performance of this Agreement or the announcement or completion of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to the Parent or any of its Affiliates, including the impact of any of the foregoing on the business relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other business relationships resulting from any of the foregoing (provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or completion of the transactions contemplated by this Agreement, including as provided in Paragraph 4 of Schedule C), (vii) any actions requested in writing to be taken (or omitted to be taken) by or on behalf of the Parent or the Purchaser, (viii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period, (ix) changes in the price or trading volume of the shares of Common Shares or any other securities of the Company on the NYSE or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to the failure or changes described in clauses (viii) or (ix) that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), or (x) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries that are required or expressly permitted to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable Competition Laws for the completion of the transactions contemplated by this Agreement, except, with respect to clauses (i), (ii), (iii), (iv) and (v), to the extent that such Effect is disproportionately adverse to the Company and its Subsidiaries relative to others in the industry or industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur or (b) the ability of the Company to consummate the transactions contemplated by this Agreement on or prior to the Outside Date.

“Company Meeting” has the meaning specified in Section 2.3.

“Company Parties” has the meaning specified in Section 8.18.

“Company Proxy” means the notice of the Company Meeting and accompanying proxy statement, including all schedules, appendices and exhibits to be sent to the Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time.

“Company Recommendation” has the meaning specified in Paragraph 2(b) of Schedule C.

“Company SEC Documents” has the meaning specified in Paragraph 7(a) of Schedule C.

“Company Securities” has the meaning specified in Paragraph 5(c) of Schedule C.

“Company Service Provider” means a current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries, in each case who is a natural person (whether retained directly by the Company or its applicable Subsidiary or indirectly through a third party entity, staffing company, or other Person).

“Company Shareholders” means the registered or beneficial holders of the Common Shares, as the context requires.

“Company Subsidiary Securities” has the meaning specified in Paragraph 6(b) of Schedule C.

“Company Termination Fee” has the meaning specified in Section 8.2(1).

“Competition Laws” means the HSR Act, Competition Act (Canada) and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 19, 2023, by and between the Parent and the Company.

“Consent Solicitation” has the meaning specified in Section 4.4(2).

“Consideration” means $133.00 in cash per Common Share, without interest.

“Constating Documents” means the notice of articles, articles of incorporation, amalgamation, or continuation, by-laws and all amendments to such articles or by-laws, as applicable.

“Continuing Employee” means each individual who is an employee of the Company or its Subsidiaries immediately prior to the Effective Time and continues to be an employee of the Parent or one of its Affiliates immediately following the Effective Time.

“Contract” means any legally binding agreement, commitment or contract, to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject, other than any Benefit Plan.

“Court” means the Supreme Court of British Columbia.

“Data Security Requirements” means, collectively, all of the following to the extent relating to Personal Information, sensitive or confidential information or data or otherwise relating to privacy, security, or security breach notification requirements and, in each case, applicable to the Company or any of its Subsidiaries, the conduct of their businesses, or any Business Systems: (i) the Company and its Subsidiaries’ own published rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) all Applicable Laws, and all industry standards binding on the Company and its Subsidiaries (including, to the extent applicable, the Payment Card Industry Data Security Standard (PCI DSS)), and (iii) agreements relating to the processing of Personal Information that the Company or any of its Subsidiaries has entered into or by which it is bound.

“Debt Commitment Letter” has the meaning specified in Paragraph 7 of Schedule D.

“Debt Offer” has the meaning specified in Section 4.4(2).

“Debt Offer Documents” has the meaning specified in Section 4.4(2).

“Depositary” means American Stock Transfer & Trust Company, in its capacity as depositary for the Arrangement, or such other Person as the Company and the Parent mutually agree to engage as depositary for the Arrangement.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Early Exercise ESPP Date” has the meaning specified in Section 2.7(f).

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the SEC.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Effective Date” means the date on which the Arrangement becomes effective, which shall be the date on which the Effective Time occurs.

“Effective Time” has the meaning specified in Section 2.8(1).

“Employee Share Purchase Plan” means the Company 2014 Employee Stock Purchase Plan, as most recently amended and/or restated.

“Enforceability Exceptions” has the meaning specified in Paragraph 2(a) of Schedule C.

“Environmental Laws” means all Applicable Laws and agreements with Governmental Authorities relating to: (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, presence, release or disposal of hazardous substances or materials.

“Equity Award Exchange Ratio” means a fraction, the numerator of which is the Consideration and the denominator of which is the Parent Trading Price.

“Equity Plans” means the Employee Share Purchase Plan, 2012 Plan and 2021 Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all Applicable Laws relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws and regulations administered by U.S. Customs and Border Protection).

“Exchange Offer” has the meaning specified in Section 4.4(2).

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA in a form acceptable to the Company and the Parent, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Parent, each acting reasonably) at any time prior to the Effective Date.

“Financing” has the meaning specified in Paragraph 7 of Schedule D.

“Financing Parties” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, or to purchase debt securities from or place debt securities or arrange or provide loans for the Parent or any of its Subsidiaries as part of the Financing, including the parties to the Debt Commitment Letter and any other commitment letter, any applicable engagement letter, joinder agreements, indentures or credit agreements relating thereto, and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither the Parent nor any Affiliate of the Parent shall be a Financing Party.

“Foreign Investment Laws” means the Investment Canada Act and any other Applicable Law intended to prohibit, restrict, or regulate acquisitions or investments in Persons organized, domiciled, or operating in a jurisdiction by foreign Persons.

“FTC” has the meaning specified in Section 4.2(1)(b).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local governmental, regulatory or administrative authority, department, court, agency or official, or the NYSE or any self-regulatory organization.

“Hazardous Substance” means any (i) material, substance or waste that is listed, defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant” (or words of similar meaning and regulatory effect) under Environmental Laws; and (ii) petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), 1, 4 Dioxane, asbestos and asbestos-containing materials, radon, and toxic mold or fungi, or other emerging contaminants.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Persons” has the meaning specified in Section 8.8.

“Indenture” means each of the 2028 Senior Notes Indenture and the 2030 Senior Notes Indenture.

“Intellectual Property” means any and all intellectual property and similar proprietary rights in any jurisdiction anywhere in the world, including such rights in or to the following: (i) patents, applications for patents and reissues, divisions, revisions, provisionals, continuations, renewals, extensions, reexaminations and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including such information about inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes (including manufacturing and production processes and research and development information), designs, technology, technical data, schematics, formulae and financial and marketing plans, customer and supplier lists, pricing and cost information, in each case, that derives independent economic value from not being generally known to the public; (iii) copyrights (whether or not registered), copyright registrations and applications for copyright registration and intellectual property or similar proprietary rights in works of authorship (including such rights in Software as a work of authorship); (iv) trade names, business names, corporate names, domain names, website names and world wide web addresses, social media identifiers and accounts, brand names, common law trade-marks, trade-mark registrations, trade-mark applications, trade dress and logos and any and all other indications of origin (whether or not registered) and (v) any other rights in Software.

“Interim Order” means the interim order of the Court pursuant to Section 291 of the BCBCA in a form acceptable to the Company and the Parent, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Parent, each acting reasonably.

“Internal Controls” has the meaning specified in Paragraph 7(d) of Schedule C.

“Intervening Event” has the meaning specified in Section 5.1(1)(f).

“IRS” has the meaning specified in Paragraph 19(a) of Schedule C.

“Knowledge” means (i) with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Section 1.1(a)(i) of the Company Disclosure Letter and (ii) with respect to the Parent, the actual knowledge after reasonable inquiry of the individuals listed on Section 1.1(a)(i) of the Parent Disclosure Letter.

“Licensed Intellectual Property” means any and all Intellectual Property that is owned by a Third Party and that is licensed or sublicensed (or purported to be licensed or sublicensed), to either the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien (statutory or otherwise), pledge, charge, hypothecation, security interest, encumbrance, or other similar adverse claim of any kind in respect of such property or asset.

“Matching Period” has the meaning set forth in Section 5.1(1)(d).

“Material Contract” has the meaning set forth in Paragraph 21(a) of Schedule C.

“Material Leases” has the meaning specified in Paragraph 14(c) of Schedule C.

“NYSE” means the New York Stock Exchange.

“officer,” with respect to the Company, has the meaning specified in the Securities Act (British Columbia).

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees, stipulations or similar actions taken or entered by or with, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Outside Date” has the meaning specified in Section 7.2(1)(b)(iii).

“Owned Intellectual Property” means any and all Intellectual Property that is owned (either exclusively or jointly) by or purported to be owned by the Company or any of its Subsidiaries.

“Parent” has the meaning specified in the Preamble.

“Parent 401(k) Plan” has the meaning specified in Section 4.7(d).

“Parent Common Stock” means common stock of the Parent, par value of $0.01 per share.

“Parent Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Purchaser to the Company with this Agreement.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of the Parent to consummate the transactions contemplated by this Agreement on or prior to the Outside Date.

“Parent RSU” has the meaning specified in Section 2.7(a).

“Parent Termination Fee” has the meaning specified in Section 8.2(3).

“Parent Trading Price” means the volume weighted average closing sale price of one share of Parent Common Stock as reported on the NYSE for the 10 consecutive trading days ending on the date that is two trading days prior to the Effective Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events) as reported by Bloomberg L.P.

“Parties” means the Company, the Parent and the Purchaser and “Party” means any one of them.

“Permit” means each governmental license, franchise, certificate, approval, registration, order, decree or other similar authorization of a Governmental Authority relating to the assets or business of the Company or its Subsidiaries which is necessary for the conduct of the business as currently conducted.

“Permitted Liens” means (a) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, for which adequate accruals, in accordance with GAAP, are reflected in the Company Balance Sheet, (b) vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, worker’s, repairmen’s or other similar Liens incurred in the ordinary course of business and which are not delinquent or which are being contested in good faith and for which adequate accruals in accordance with GAAP are reflected in the Company Balance Sheet, (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) immaterial gaps in the chain of title evident from the publicly available records of the applicable Governmental Authority maintaining such records as of the date of this Agreement, (e) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount or that do not, in any case, materially and adversely affect or detract from the value, use or operation of the property or assets subject thereto, (f) statutory landlords’ Liens and Liens granted to landlords under any lease, (g) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (h) any purchase money security interests, equipment leases or similar financing arrangements, (i) any Liens securing indebtedness or liabilities that are reflected in the Company Balance Sheet, (j) with respect to any securities, any transfer restrictions of general applicability as may be provided under the 1933 Act or other Applicable Law or restrictions under the organizational documents of the issuer of such securities, (k) Liens as set forth on Section 1.1(a)(ii) of the Company Disclosure Letter and (l) any Liens that do not materially and adversely affect the use or operation of the property or assets subject thereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means any and all (i) information or data identifying, or that alone or in combination with other generally available information or data reasonably identifies, or reasonably allows for the identification of, an individual; and (ii) information or data that is defined as “personal information”,

“personal data” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information” or words of similar import under any and all Data Security Requirements.

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A, subject to any amendments or variations to such plan made in accordance with Section 8.1 or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Parent, each acting reasonably.

“Proceeding” means any action, claim, charge, complaint, arbitration, mediation, litigation, suit or other similarly formal legal proceeding commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.

“PRSU” means a performance-based restricted share unit issued by the Company pursuant to, or otherwise governed by the Equity Plans, that vests in whole or in part based on the achievement of performance goals, pursuant to which the holder has a right to receive Common Shares or an equivalent cash payment after the vesting or lapse of restrictions applicable to such unit. “PRSUs” shall not include any RSUs.

“PRSU Consideration” has the meaning specified in Section 2.7(d).

“Purchaser” has the meaning specified in the Preamble.

“Recipient” has the meaning specified in the definition of “Transferred Information.”

“Registered Intellectual Property” means any and all Owned Intellectual Property that is the subject of a registration (or an application for registration), including domain name registrations.

“Regulatory Actions” has the meaning specified in Section 4.2(1)(c).

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors acting on such Peron’s behalf.

“Required Approval” has the meaning specified in Section 2.2(b).

“Rollover PRSU” has the meaning specified in Section 2.7(c).

“Rollover RSU” has the meaning specified in Section 2.7(a).

“RSU” means a restricted share unit issued by the Company pursuant to, or otherwise governed by the Equity Plans, that vests solely upon the continued service of the holder over a specified period of time (including any such unit subject to any previously satisfied performance goals), pursuant to which the holder has a right to receive Common Shares or an equivalent cash payment after the vesting or lapse of restrictions applicable to such unit. “RSUs” shall not include any PRSUs.

“RSU Consideration” has the meaning specified in Section 2.7(b).

“Sanctioned Person” means at any time any Person: (i) listed on any Sanctions-related list of designated or blocked Persons; (ii) ordinarily resident in or organized under the laws of a country or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, Sevastopol, Donetsk, Luhansk, Kherson and Zaporizhzhia regions of Ukraine and Venezuela); or (iii) owned directly or indirectly, 50% or more (in the aggregate) or otherwise controlled by any of the foregoing.

“Sanctions” means, collectively, the sanctions administered or enforced by the United States Government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union and its member states, Global Affairs Canada and the Royal Canadian Mounted Police or other relevant sanctions authority and His Majesty’s Treasury.

“SAR” means a share appreciation right issued by the Company pursuant to, or otherwise governed by any of the Equity Plans, representing a right to receive Common Shares or an equivalent cash payment upon exercise.

“SAR Consideration” has the meaning specified in Section 2.7(e).

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act, the Securities Act (British Columbia) and any other applicable securities laws, rules and regulations.

“Software” means any and all computer software and programs (both source code and object code form) and all documentation and other materials related to the computer software and programs.

“Specified Regulatory Approvals” has the meaning specified in Section 6.1(4) of the Company Disclosure Letter.

“Subsidiary” means, with respect to any Person, (i) any entity of which such Person, directly or indirectly, owns (A) securities or other ownership interests having ordinary voting power to elect a majority of the board or other governing body of directors or other Person or body performing similar functions or (B) more than 50% of the outstanding equity or financial interests or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.

“Superior Proposal” has the meaning specified in Section 5.1(1)(e).

“Supplemental Indenture” has the meaning specified in Section 4.4(3).

“Tax Act” means the Income Tax Act (Canada).

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including schedules or documents with respect thereto, estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes (and any amendments thereof or appendices or attachments thereto).

“Taxes” means any taxes or other assessments, duties, imposts, fees or charges in the nature of a tax (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax.

“Tender Offer” has the meaning specified in Section 4.4(2).

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, the Parent or any of their respective controlled Affiliates.

“Transferred Information” means the Personal Information disclosed or conveyed to one Party or any of its Representatives or agents (a “Recipient”) by or on behalf of another Party as a result of or in conjunction with the transactions contemplated by this Agreement, and includes all such Personal Information disclosed to the Recipient on or after the date of this Agreement.

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended.

Section 1.2 Other Definitional and Interpretive Provisions.

The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to “ordinary course of business” will be deemed to be followed by the words “consistent with past practices” with such practices being interpreted hereunder taking into account the circumstances thereof. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” will not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement will mean the degree to which a subject or other thing extends, and such word or phrase will not simply “if.” References to any statute, law or other Applicable Law will be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on the Company Disclosure Letter, all such material amendments, modifications or supplements must be listed in order to be taken into account and included for purposes of the Company Disclosure Letter. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder will be paid in United States currency in the manner and at the times set forth herein. Whenever this Agreement requires the Purchaser to take any action, such requirement will be deemed to include an undertaking on the part of the Parent to cause Purchaser to take such action. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to “law,” “laws” or to a particular statute or law will be deemed to also include any Applicable Law. References to documents or information “made available” or “provided” to the Parent or the Purchaser or similar terms will mean documents or information (i) publicly available on the EDGAR database (without redaction or omission) prior to the execution of this Agreement; (ii) delivered by or on behalf of the Company to the Parent or the Parent’s Representatives via e-mail or in hard copy form at least one day prior to the date of this Agreement or (iii) uploaded prior to the execution of this Agreement in the “Project Cardinal” dataroom hosted on Donnelley Financial Solutions at least one day prior to the date of this Agreement and is fully available and visible to the Parent and its Representatives. References to documents or information “made available” or “provided” to the Company or similar terms will mean documents or information (i) publicly available on the EDGAR database (without redaction or omission) prior to the execution of this Agreement; (ii) delivered by or on behalf of the Parent or the Purchaser to the Company or the Company’s Representatives via e-mail or in hard copy form prior to the execution of this Agreement; or (iii) uploaded prior to the execution of this Agreement into an electronic dataroom at least one day prior to the date of this Agreement and is fully available and visible to the Company and its Representatives.

Section 1.3 Schedules

(1)	The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

(2)

The Company Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed unless (i) it is required to be disclosed pursuant to Applicable Law unless such Applicable Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

ARTICLE 2

THE ARRANGEMENT

Section 2.1 Arrangement

The Company, the Parent and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

Section 2.2 Interim Order

As soon as reasonably practicable after the date of this Agreement, but in any event on or before the date that is the earliest of (x) the first Business Day that is eleven days after the initial filing of the Company Proxy with the SEC if (A) the SEC staff does not notify the Company that it will review the Company Proxy by such time, or (B) the SEC staff notifies the Company that it will not review the Company Proxy and (y) five days following the date that the SEC staff notifies the Company that it has completed its review of the Company Proxy, the Company shall apply in a manner reasonably acceptable to the Parent pursuant to Section 291 of the BCBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(a)	for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)

that the required approval (the “Required Approval”) for the Arrangement Resolution shall be a special resolution, being a resolution approved by at least 66 2/3% of the votes cast on the Arrangement Resolution by Company Shareholders present in person or represented by proxy at the Company Meeting;

(c)

that, in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents, including quorum requirements and all other matters, shall, unless varied by the Interim Order or other order of the Court, apply in respect of the Company Meeting;

(d)	for the grant of the Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated in the Plan of Arrangement;

(e)	confirmation of the record date for the purposes of determining the Company Shareholders entitled to notice of and to vote at the Company Meeting in accordance with the Interim Order;

(f)	whether the Company Meeting will be held in-person or be a virtual meeting or hybrid meeting whereby Company Shareholders may join virtually;

(g)	that the Company Meeting may be adjourned or postponed from time to time by the Company without the need for additional approval of the Court;

(h)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(i)	that the Company and the Purchaser are authorized to make any revisions, amendments, or supplements to the Plan of Arrangement upon mutual agreement;

(j)

that the record date for the Company Shareholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) of the Company Meeting, unless required by Securities Laws or with the prior written consent of the Parent; and

(k)	for such other matters as the Parent or the Purchaser may reasonably require, subject to obtaining the prior consent of the Company.

Section 2.3 The Company Meeting

Subject to the terms of this Agreement and the Interim Order, the Company shall: (a) as soon as reasonably practicable after the granting of the Interim Order, duly call and give notice of, and commence mailing of the

Company Proxy to the holders of Common Shares, as of the record date established for, a meeting of holders of the Common Shares (the “Company Meeting”) to take place within 35 days following the first mailing of the Company Proxy to the Company Shareholders for purposes of seeking the Required Approval, (b) reasonably cooperate with the Parent in initiating a “broker search” in accordance with Rule 14a-13 of the 1934 Act as necessary to cause the Company to comply with its obligations set forth in the foregoing clause (a), (c) as soon as reasonably practicable following the commencement of the mailing of the Company Proxy pursuant to the foregoing clause (a), convene and hold the Company Meeting in accordance with the Interim Order, the Company’s Constating Documents and Applicable Law; provided that the Company may adjourn or postpone the Company Meeting to a later date (1) with the consent of the Parent or (2) to the extent the Company believes in good faith (after consultation with outside legal counsel) that such adjournment or postponement is reasonably necessary (x) due to Applicable Law or a request from the SEC or its staff, (y) to allow reasonable additional time to solicit additional proxies necessary to obtain the Required Approval or (z) to ensure that there are sufficient Common Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Meeting; provided, however, that unless required by Applicable Law, in no event shall the Company Meeting be postponed or adjourned more than once or for more than 20 Business Days in the aggregate without the prior written consent of the Parent. Subject to Section 5.1, the Board of Directors shall recommend that the Company Shareholders vote in favor of the Arrangement Resolution, and the Company shall (x) include the Company Recommendation in the Company Proxy, (y) use its reasonable best efforts to obtain the Required Approval and (z) otherwise comply in all material respects with all legal requirements applicable to such meeting. In the event that the Board of Directors makes an Adverse Recommendation Change pursuant to Section 5.1 and this Agreement has not been terminated in accordance with its terms in connection therewith, the Company will nevertheless submit the Arrangement to the Company Shareholders for the purpose of obtaining the Required Approval unless this Agreement shall have been terminated in accordance with its terms prior to the Company Meeting and (d) use commercially reasonable efforts to keep the Parent reasonably informed, if so requested by the Parent, of the status of its efforts to obtain the Required Approval. The Company shall give the Parent prompt notice, to the extent Parent has been notified in writing, of any purported exercise or withdrawal of Dissent Rights by Company Shareholders and any other instruments served pursuant to Applicable Law and received by the Company in respect of any Dissent Rights. The Parent shall have the right to participate in the strategy for, and participate in, all negotiations and Proceedings with respect to any Dissent Rights. The Company may not, except with the prior written consent of the Parent, make any payments with respect to any Dissent Rights or settlement or offer to settle any demands in respect of Dissent Rights, or waive any failure by any holder of Common Shares to timely deliver a notice of exercise of Dissent Rights without the prior written consent of the Parent.

Section 2.4 Certain Filings

(1)

As promptly as practical following the date of this Agreement (any in any event, no later than 20 Business Days after the date of this Agreement, unless the Parties otherwise agree), the Company shall prepare (with the assistance and cooperation of the Parent as reasonably requested by the Company) and file or cause to be filed with the SEC a preliminary Company Proxy relating to the Company Meeting.

(2)

The Company shall take all actions and make all filings and furnish all information required in connection with the Company Proxy or applicable state “blue sky” laws and the rules and regulations thereunder.

(3)

The Company shall give the Parent and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Proxy and other related documents, and shall give reasonable consideration to any comments made by the Parent and its counsel, and agrees that all information relating solely to the Parent or its Subsidiaries included in the Company Proxy and other related documents must be in a form and content satisfactory to the Parent, acting reasonably. The Company shall provide the Parent with a final copy of the Company Proxy prior to its mailing to the Company Shareholders.

(4)

The Company and the Parent shall, upon request, promptly furnish to the other Party all information concerning itself, its Subsidiaries, directors and officers and (to the extent reasonably available to such first

Party) such other information concerning such first Party as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of a Party to the SEC or the NYSE in connection with the Company Proxy. The Company shall use reasonable best efforts to have the Company Proxy cleared by the SEC as promptly as reasonably practicable after filing. Prior to each filing of the Company Proxy or responding to any comments of the SEC with respect thereto, the Company shall provide the Parent and its counsel a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and give reasonable and good faith consideration to any comments made by the Parent and its counsel in connection with any such document or response. The Company shall provide the Parent and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy promptly after receipt of those comments or other communications. None of the Company or its Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Company Proxy unless it consults with the Parent in advance and, to the extent permitted by the SEC, allows the Parent to participate.

(5)

The Company and the Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Company Proxy and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meeting of shareholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(6)

If at any time prior to, in the case of the Company Proxy, the receipt of the Required Approval, any information relating to the Company, the Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or the Parent that should be set forth in an amendment or supplement to the Company Proxy, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the shareholders of the Company.

(7)	The Company shall use reasonable best efforts to ensure that the Company Proxy complies in all material respects with the Interim Order and Applicable Law.

Section 2.5 Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA, as soon as reasonably practicable, but in any event not later than three Business Days after the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order.

Section 2.6 Court Proceedings

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(a)	pursue, and cooperate with the Parent in pursuing, the Interim Order and the Final Order;

(b)

provide the Parent and its outside legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with, or submitted to, the Court or any Governmental Authority in connection with the Arrangement, including drafts of the application for the Interim Order and Final Order, affidavits, Interim Order and Final Order, and give reasonable and due consideration to all such comments of the Parent and its outside legal counsel, provided that all information relating to the Purchaser or any of its Affiliates included in such materials shall be in a form and substance satisfactory to the Parent, acting reasonably;

(c)

provide to the Parent and its outside legal counsel, on a timely basis, copies of any notice of appearance, evidence or other documents served on the Company or its outside legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(d)	ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement;

(e)

not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Parent’s prior written consent provided the Parent is not required to agree or consent to any increase in or variation in the form of the Consideration or other modification or amendment to such filed or served materials that expands or increases the Parent’s or the Purchaser’s obligations, or diminishes or limits the Parent’s or the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement or the Arrangement;

(f)	oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement;

(g)

if the Company is required by the terms of the Final Order or by Applicable Law to return to Court with respect to the Final Order, do so only after notice to, and in consultation and cooperation with, the Parent; and

(h)

not object to legal counsel to the Parent making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided the Parent advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

Section 2.7 Treatment of Company Equity Awards and Employee Share Purchase Plan

(a)

At the time specified in the Plan of Arrangement, each RSU granted by the Company pursuant to the terms of a relevant grant agreement (other than a Cash-Out RSU) that is outstanding immediately prior to the Effective Time (each, a “Rollover RSU”) shall, by virtue of the Arrangement and without any required action on the part of the Company or the holder of such Rollover RSU, subject to withholding of all Taxes required by Applicable Law in accordance with Section 2.10, be exchanged for a time-vesting restricted stock unit award of the Parent (a “Parent RSU”) in respect of that number of shares of Parent Common Stock (rounded to the nearest whole share in accordance with Section 2.7 of the Company Disclosure Letter) equal to the product of (i) the total number of Common Shares subject to such Rollover RSU immediately prior to the Effective Time, multiplied by (ii) the Equity Award Exchange Ratio. Except as expressly provided in this Section 2.7(a), each Parent RSU shall be subject to substantially the same terms and conditions as applied to the corresponding Rollover RSU immediately prior to the Effective Time, including any “double-trigger” vesting provisions applicable to the Rollover RSUs pursuant to their terms as in effect on the date of this Agreement or as such terms are permitted to be amended in accordance with the Company Disclosure Letter, and such holder of Rollover RSUs shall have no further rights or entitlements, other than pursuant to this Section 2.7(a), in respect of the Rollover RSUs, and the Parent RSUs issued pursuant to this Section 2.7(a) shall be subject to the other restrictions set forth in Section 2.7 of the Company Disclosure Letter.

(b)

At the time specified in the Plan of Arrangement, each RSU that is outstanding immediately prior to the Effective Time that (i) is held by a holder who is not a Company Employee as of immediately prior to the Effective Time or (ii) vests automatically on or prior to the Effective Time in accordance with the terms and conditions applicable to such RSU (each RSU described in the foregoing clauses (i) and (ii), a “Cash-Out RSU”) shall, by virtue of the Arrangement and without any required action on the part of the Company or the holder of such Cash-Out RSU, be converted into the right to receive an amount in cash equal to the product of (A) the number of Common Shares that are subject to such Cash-Out RSU immediately prior to the Effective Time, multiplied by (B) the Consideration (such amount, the “RSU Consideration”).

(c)

At the time specified in the Plan of Arrangement, each PRSU granted by the Company pursuant to the terms of a relevant grant agreement (other than a Cash-Out PRSU) that is outstanding immediately prior to the Effective Time (each, a “Rollover PRSU”) shall, by virtue of the Arrangement and without any required action on the part of the Company or any holder of such Rollover PRSU, subject to withholding of all Taxes required by Applicable Law in accordance with Section 2.10, be exchanged for a Parent RSU in respect of that number of shares of Parent Common Stock (rounded to the nearest whole share in accordance with Section 2.7 of the Company Disclosure Letter) equal to the product of (i) the total number of Common Shares subject to such Rollover PRSU immediately prior to the Effective Time determined in accordance with Section 2.7 of the Company Disclosure Letter, multiplied by (ii) the Equity Award Exchange Ratio. After the Effective Time, each such Parent RSU shall only be subject to time-vesting through the remainder of the originally scheduled performance period (or any later scheduled vesting date). Except as expressly provided in this Section 2.7(c), each such Parent RSU shall be subject to substantially the same terms and conditions as applied to the corresponding Rollover PRSU immediately prior to the Effective Time, including any “double-trigger” vesting provisions applicable to the Rollover PRSUs pursuant to their terms as in effect on the date of this Agreement or as such terms are permitted to be amended in accordance with the Company Disclosure Letter and such holder of Rollover PRSUs shall have no further rights or entitlements, other than pursuant to this Section 2.7(c), in respect of the Rollover PRSUs, and the Parent RSUs issued pursuant to this Section 2.7(c) shall be subject to the other restrictions set forth in Section 2.7 of the Company Disclosure Letter.

(d)

At the time specified in the Plan of Arrangement, each PRSU that is outstanding immediately prior to the Effective Time that (i) is held by a holder who is not a Company Employee as of immediately prior to the Effective Time or (ii) vests automatically on or prior to the Effective Time in accordance with the terms and conditions applicable to such PRSU (each PRSU described in the foregoing clauses (i) and (ii), a “Cash-Out PRSU”) shall, by virtue of the Arrangement and without any required action on the part of the Company or any holder of such Cash-Out PRSU, be converted into the right to receive an amount in cash equal to the product of (A) the number of Common Shares that are subject to such Cash-Out PRSU immediately prior to the Effective Time determined in accordance with Section 2.7 of the Company Disclosure Letter, multiplied by (B) the Consideration (such amount, the “PRSU Consideration”). For the avoidance of doubt, any portion of a PRSU that is forfeited at or prior to the Effective Time due to the failure to achieve applicable performance goals shall not be considered outstanding as of the Effective Time and shall not be treated as a Rollover PRSU or entitled to any PRSU Consideration.

(e)

At the time specified in the Plan of Arrangement, each SAR that is outstanding immediately prior to the Effective Time shall, by virtue of the Arrangement and without any required action on the part of the Company or any holder of such SAR, be converted into the right to receive an amount in cash equal to the product of (A) the excess, if any, of the Consideration over the exercise price per Common Share subject to such SAR, multiplied by (B) the number of Common Shares covered by such SAR immediately prior to the Effective Time (such amount, the “SAR Consideration”), provided that in the case of a SAR that has an exercise price per Common Share that equals or exceeds the Consideration, such SAR shall be canceled upon the Effective Time for no consideration.

(f)

With respect to the Employee Share Purchase Plan, as soon as practicable following the date of this Agreement, the Board of Directors (or a duly authorized committee thereof) will adopt resolutions and take all other actions as may be required to provide that (i) no new participants will commence participation in the Employee Share Purchase Plan after the date of this Agreement, (ii) no participant will be allowed to increase his or her payroll contribution rate in effect as of the date of this Agreement or make separate non-payroll contributions on or following the date of this Agreement, and (iii) no new Offering Period (as defined in the Employee Share Purchase Plan) or Purchase Period (as defined in the Employee Share Purchase Plan) will commence or be extended pursuant to the Employee Share Purchase Plan, in each case, after the date of this Agreement. If the Effective Time is expected to occur prior to the end of the current Purchase Period, the Company shall take action to provide for an earlier exercise date (including for purposes of determining the Purchase Price (as defined in the Employee Share Purchase Plan)) for the Purchase Period (such earlier date, the “Early Exercise ESPP Date”). The Early Exercise ESPP Date will be as close to the Effective Time as is administratively practicable. The Employee Share Purchase Plan will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time (but subject to the consummation of the Arrangement).

(g)

All RSU Consideration, PRSU Consideration and SAR Consideration shall be paid, without interest and subject to withholding of all Taxes required by Applicable Law in accordance with Section 2.10, on behalf of the Company and each applicable Affiliate by the Depositary in accordance with the terms of the Plan of Arrangement.

(h)

Prior to the Effective Time, the Board of Directors (or a duly authorized committee thereof) shall have adopted any resolutions and shall have taken any actions that are necessary to effectuate the treatment of the Company Equity Awards pursuant to this Section 2.7. Prior to the Effective Time, Parent shall have adopted any resolutions and shall have taken any actions that are necessary to effectuate the treatment of the Rollover RSUs and Rollover PRSUs pursuant to this Section 2.7. Upon or as soon as reasonably practical following the Effective Time, Parent shall file, or shall have on file, one or more appropriate registration statements (on Form S-3 or Form S-8, or any successor or other appropriate forms), and shall maintain the effectiveness of such registration statements, with respect to Parent Common Stock in respect of the Parent RSUs granted pursuant to this Section 2.7.

Section 2.8 Arrangement and Effective Time

(1)

Unless another time or date is agreed to in writing by the Parties, the closing of the Arrangement will take place at the offices of Davis Polk & Wardwell LLP, at 8:00 a.m. (New York City time) (the time of such closing, the “Effective Time”) on the third Business Day after the satisfaction or waiver of the last of the conditions to completion of the Arrangement set out in Article 6 (excluding any conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable Party or Parties for whose benefit such conditions exist), or on such other time and place as may be agreed upon by the Parties in writing.

(2)	From and after the Effective Time, the Plan of Arrangement shall have all of the effects provided by Applicable Law, including the Final Order and the BCBCA.

Section 2.9 Payment of Consideration

(1)

The Purchaser shall, following receipt of the Final Order and prior to or concurrently with the Effective Time, (i) provide, or cause to be provided, to the Depositary sufficient funds to satisfy the aggregate Consideration payable by the Purchaser pursuant to the Plan of Arrangement (other than with respect to Common Shares already owned by the Parent or any of its Subsidiaries and Company Shareholders exercising Dissent Rights as provided in the Plan of Arrangement), which funds will be held by the Depositary after the Effective Time in escrow as agent and nominee for the former holders of the Common

Shares in accordance with the terms of the Plan of Arrangement in each case subject to any applicable Tax withholding and other source deductions in accordance with Section 2.10 and (ii) reserve and authorize for issuance such number of shares of Parent Common Stock as shall be necessary to issue to holders of Parent RSUs issued in conversion of Rollover RSUs and Rollover PRSUs pursuant to Section 2.7(a) and Section 2.7(c), respectively.

(2)

The Company and each applicable Affiliate of the Company shall, following receipt of the Final Order and prior to or concurrently with the Effective Time, deliver or cause to be delivered to the Depositary sufficient funds to satisfy the payment of the RSU Consideration, PRSU Consideration and SAR Consideration, which funds will be held by the Depositary after the Effective Time in escrow as agent and nominee for the former holders of Cash-Out RSUs, Cash-Out PRSUs or SARs, as applicable, in each case subject to any applicable Tax withholding and other source deductions in accordance with Section 2.10. If requested by the Company at least three Business Days before the Effective Date, the Purchaser will, subject to receipt of the Final Order, provide the Company (or an escrow agent appointed for such purpose as directed by the Company) on the Effective Date, with sufficient funds to be held in escrow (in the form of a loan to the Company on terms and conditions to be agreed by the Company and the Purchaser, each acting reasonably) to satisfy the aggregate amount payable by the Company pursuant to this Section 2.9(2).

Section 2.10 Withholding Rights.

Notwithstanding any provision contained herein to the contrary, each of the Purchaser, the Company, the Depositary or any other Person that makes a payment under this Agreement or the Arrangement shall be entitled to deduct and withhold from the amounts otherwise payable under this Agreement or the Arrangement to any Person, such amounts as it is required to deduct and withhold with respect to such payment under the Tax Act, the U.S. Tax Code or any provision of any Applicable Law and remit such deducted and withheld amount to the appropriate Governmental Authority. To the extent that amounts are so properly deducted and withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement and the Arrangement as having been paid to the Person in respect of which such deduction and withholding and remittance was made.

Section 2.11 Announcement and Communications

The initial press release relating to this Agreement shall be a joint press release mutually agreed and issued by the Company and the Parent. Except in connection with the matters contemplated by Section 5.1 or in connection with any dispute between the Parties regarding this Agreement or the other transactions contemplated hereby, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), the Parent and the Company (a) shall not issue any further press release, have any communication with the press (whether or not for attribution), make any other public statement (including any announcement to officers or employees of the Company or its Subsidiaries), or, with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication or public statement which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally and in a manner consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party)) and (b) except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (provided, in such case, such Party has given advance notice (and an opportunity to review and comment to the extent practicable) to the other Party and considered in good faith the comments of the other Party), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consent procedures have been followed, either Party may issue such additional publications or press releases and make such other customary announcements without the consent of the other Party so long as such additional publications, press releases and announcements do not disclose any nonpublic information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in a previous press release or public statement and such additional publications, press releases or announcements are otherwise consistent with those with respect to which the other Party had consented in accordance with the terms of this Section 2.11. For the avoidance of doubt, communications by the Parent or any of its Subsidiaries or its or their Representatives to customers, employees, suppliers and other persons with whom Parent or any of its Subsidiaries has a business relationship, in each case, not intended by the Parent to be disseminated (and that Parent does not reasonably expect will otherwise become public) beyond such groups and that the Parent believes in good faith does not require public disclosure under applicable Securities Laws, shall not be subject to this Section 2.11.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company

Except to the extent (a) disclosed in any Company SEC Document filed before the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section or any disclosures in any “forward-looking statements” section) (it being understood that this clause (a) shall not apply to Paragraphs 1 (Corporate Existence and Power), 2 (Corporate Authorization), 3 (Governmental Authorization), 5 (Capitalization), 24 (Finders’ Fees) or 25 (Opinions of Financial Advisors) of Schedule C); or (b) subject to Section 8.7, as set forth in the correspondingly numbered paragraph of the Company Disclosure Letter, the Company makes the representations and warranties set forth in Schedule C and acknowledges and agrees that the Parent and the Purchaser are relying upon the representations and warranties set forth in Schedule C in connection with the entering into of this Agreement and the consummation of the Arrangement.

Section 3.2 Representations and Warranties of the Parent and the Purchaser

Each of the Parent and the Purchaser makes the representations and warranties set forth in Schedule D and acknowledges and agrees that that the Company is relying upon the representations and warranties set forth in Schedule D in connection with the entering into of this Agreement and the consummation of the Arrangement.

ARTICLE 4

COVENANTS

Section 4.1 Conduct of Business of the Company

(1)

Except (w) with the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as required or expressly contemplated by this Agreement, (y) as set forth in Section 4.1(1) of the Company Disclosure Letter or (z) as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) use reasonable best efforts to (A) conduct its business in accordance with Applicable Law and in the ordinary course of business and (B) preserve intact in all material respects its current business operations, organization, ongoing businesses, exclusive licenses, permits and material business relationships with third parties, including vendors, suppliers, customers, partners and Governmental Authorities and maintain in full force and effect its insurance policies (including, for the avoidance of doubt, paying all premiums thereon and renewing or replacing such insurance policies on or prior to their expiration) in all material respects, in each case, consistent with past practice or customs in the industries in which the Company and its Subsidiaries conduct business (provided that, in the case of the foregoing clause (i), no action with respect to the matters addressed by any subclause of the following clause (ii) shall constitute a breach of clause (i) unless any such action would constitute a breach of such subclause of the following clause (ii)) and (ii) not:

(a)

amend its Constating Documents or other similar organizational documents of the Company or any of its Subsidiaries, other than immaterial amendments to the Constating Documents or other similar organizational documents of the Company’s Subsidiaries;

(b)

(i) split, combine, subdivide, reduce or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its joint ventures set forth on Section 4.1(1)(b)(ii) of the Company Disclosure Letter (the “Joint Ventures”) (solely to the extent any such dividends or distributions are declared, set aside or paid in cash and in the ordinary course of business) or its wholly owned Subsidiaries; or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except in accordance with the terms of any Equity Plan as in effect on the date of this Agreement;

(c)

Without limiting Section 4.1(1)(h) or Section 4.1(1)(q), issue, dispose of, deliver, exchange, sell, assign, pledge, accelerate, reduce the stated capital of or otherwise encumber, or authorize the issuance, disposition, delivery, exchange, sale, assignment, pledge, acceleration, reduction of stated capital or other encumbrance of any (i) shares of its capital or other equity or voting interests (which for greater certainty shall include units, restricted stock, restricted units, partnership interests, trust beneficiary interests, and joint venture interests), (ii) bonds, debentures, notes, mortgages, hypothecary claims or similar obligations that will or may, pursuant to their terms, be converted into properties described in clause (i), and (iii) any options, warrants, subscription receipts, simple agreement for future equity, RSUs, PRSUs or similar rights, which are or may become exercisable or exchangeable for or convertible into properties described in clause (i) or clause (ii), or any SARs, phantom stock awards or other rights that are linked in any way to the price of any shares of, or to the value of or of any part of, or to any dividends or distributions paid on any shares of, the Company or any of its Subsidiaries, except for (A) the issuance of Common Shares issuable upon the exercise of the currently outstanding SARs and the settlement of the currently outstanding RSUs and PRSUs, in each case, in accordance with their terms as in effect on the date of this Agreement and (B) the grant of Company Equity Awards as permitted hereunder and the issuance of Common Shares upon the exercise or settlement thereof in accordance with the terms thereof;

(d)

acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, (i) any securities or business in excess of $2,000,000 individually or $5,000,000 in the aggregate in any one transaction or series of related transactions (for the avoidance of doubt, it being understood that the forgoing is subject to the provisions of Section 4.2(1)(e)) or (ii) any securities, business or other properties in any one transaction or series of transactions for consideration which does, or may, consist of any property other than (A) cash or (B) indebtedness that may only be satisfied by way of cash repayment (including any securities or businesses acquired pursuant to clause (i) above);

(e)	enter into any new line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement;

(f)

sell, lease, license, assign or otherwise transfer, abandon or otherwise dispose of, voluntarily permit to lapse, encumber or subject to any Lien (in each case, other than Permitted Liens) any businesses, properties or assets of the Company or any of its Subsidiaries, including Owned Intellectual Property, other than (i) such sales, leases, licenses, assignments, transfers, Liens or other dispositions that are in the ordinary course of business (which, in transactions involving properties held or beneficially owned by the Company, shall be limited to the sale, lease, license, assignment, transfer, lapse, Lien or other dispositions, of such properties of the Company that are not shares or other equity or voting interests which the Company directly holds or beneficially owns in any Subsidiary or outstanding loan receivables or other evidences of indebtedness held or beneficially owned by the Company, as determined for purposes of the Tax Act, and having material value), or (ii) such abandonment or permitting to lapse of any Owned Intellectual Property that is not, in the Company’s reasonable business judgment, material to the Company or any of its Subsidiaries;

(g)

make or authorize any capital expenditure other than any capital expenditures that: (i) are provided for in the Company’s capital expense budget set forth in Section 4.1(1)(g) of the Company Disclosure Letter; (ii) when added to all other capital expenditures made on behalf of the Company and its Subsidiaries since the date of this Agreement but not provided for in such capital expense budget, do not exceed $3,000,000 in the aggregate during any fiscal quarter or $5,000,000 on an aggregate annualized basis; or (iii) or as otherwise required to address an exigent circumstance that threatens harm or injury to human life or the environment;

(h)

make any loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances among the Company and any of its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and capital contributions to or investments in the Joint Ventures (solely, in the case of Joint Ventures, to the extent required pursuant to the terms of a Contract as such terms are in effect as of the date hereof and which Contract has been provided to the Parent) or its wholly owned Subsidiaries, provided that any such loan, advance, capital contribution or investment made by the Company is in compliance with Section 4.1(1)(q)), other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business;

(i)

other than (i) borrowings under the Company Credit Agreements in the ordinary course of business and in an aggregate principal amount not to exceed $40,000,000 or (ii) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company, (A) incur any indebtedness for borrowed money (or guarantees thereof) or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company, in the cases of the foregoing clauses (A) and (B), in excess of $5,000,000 in the aggregate;

(j)

other than in connection with any shareholder or derivative litigation, which is the subject of Section 4.9, commence (other than any collection action in the ordinary course of business), waive, release, assign, compromise or settle any Proceedings that would require a payment by the Company in excess of $500,000 in any individual case or $2,000,000 in the aggregate, other than claims reserved against in the financial statements of the Company (for amounts not materially in excess of such reserves); provided that, the payment, discharge, settlement or satisfaction of such Proceeding does not include any material obligation (other than the payment of money and confidentiality and other similar obligations incidental to such waiver, release, assignment, compromise or settlement) to be performed, or the admission of wrongdoing, by the Company or any of its Subsidiaries or any of their respective officers or directors;

(k)

(i) amend or modify in any material respect, waive any material rights under, terminate (other than any termination in accordance with the terms of an existing Material Contract), release, settle or compromise any material claim, liability or obligation under any Material Contract or (ii) enter into any Contract which if entered into prior to the date of this Agreement would have been a Material Contract, in each case other than (A) the automatic renewal or extension of any such Material Contract pursuant to its terms or on terms not less favorable for the Company, taken as a whole or (B) with respect to Contracts that are Material Contracts solely as a result of Schedule C (1) Paragraph 21(a)(i) (Top Customer Contracts), (2) Paragraph 21(a)(ii) (Top Supplier Contracts), (3) Paragraph 21(a)(iii) (Certain Contracts Involving Payments in Excess of $3 Million), (4) Paragraph 21(a)(xi), to the extent related to indebtedness, whether incurred, assumed, guaranteed or secured by any asset (and including any related security or pledge agreements) permitted by Section 4.1(1)(h) and/or (5) Paragraph 21(a)(xii) (Capital Expenditures), to the extent related to contributions of capital, capital expenditures or the acquisition or construction of fixed assets permitted by Section 4.1(1)(g), in each case of clauses (1) through (5), in the ordinary course of business;

(l)

except as required under the terms of any Benefit Plan as in effect on the date of this Agreement, (i) grant, increase or accelerate the compensation, bonuses or other benefits of any Company Service Provider, (ii) grant, pay or award any bonus, change in control, deferred compensation, severance, retention, equity or equity-based right or other incentive compensation to any Company Service Provider, except in the case of separation and release agreements entered into in the ordinary course of business providing for severance in accordance with the terms of the Benefit Plan as in effect on the date of this Agreement applicable to Company Service Providers at or below the level of vice president who are terminated in the ordinary course of business, (iii) establish, adopt, terminate or amend in any material respect any Benefit Plan (or any plan, program, arrangement, practice or agreement that would be a material Benefit Plan if it were in existence on the date of this Agreement), not including annual renewals of broad-based, nondiscriminatory welfare benefit plans made in the ordinary course of business consistent with past practice, (iv) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Benefit Plans (or any plan, program, arrangement, practice or agreement that would be a Benefit Plan if it were in existence on the date of this Agreement), or (v) (1) terminate any Company Employee, other than terminations in the ordinary course of business of Company Employees at or below the vice president level and other than any terminations of Company Employees for cause, (2) hire any individual who would be a Company Employee, other than hiring in the ordinary course of business at or below the vice president level or (3) promote any Company Employee, other than promotions in the ordinary course of business to the vice president level or below;

(m)

modify, extend, or enter into any Collective Agreements, or recognize or certify any labor union, labor organization, or group of Company Employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(n)

adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement), except to the extent contemplated by Section 4.6;

(o)

change the Company’s methods of financial accounting or make any material change in any method of financial accounting practice or working capital or cash management practice or policy applicable to the Company or its Subsidiaries, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(p)

make (other than in the ordinary course of business), change or revoke any material Tax election, change any Tax accounting period, make any material change in any of its methods of Tax accounting, or settle or compromise any material Tax claim, audit, assessment or reassessment, enter into any closing agreement pursuant to Section 7121 of the U.S. Tax Code (or any similar provision of state, local or non-U.S. Applicable Law), sharing agreement, indemnification agreement or advance pricing agreement, in each case, in respect of Taxes (other than ordinary course commercial agreements the principal subject of which is not Taxes), or amend any material Tax Return;

(q)

solely in the case of the Company, make any “investment” (within the meaning of subsection 212.3(10) of the Tax Act) in a corporation that is not resident in Canada (within the meaning of the Tax Act), excluding (i) an “investment” in respect of which the Company duly and timely makes and files a correct and complete election pursuant to paragraph 212.3(7)(d) of the Tax Act (to the extent such election is required to be made prior to the Effective Time) or in respect of which such an election can be made following the Effective Time, (ii) an “investment” which is a “pertinent loan or indebtedness” for purposes of the Tax Act and in respect of which a joint election is duly and timely made and filed by the Company and the Parent pursuant to paragraph 212.3(11)(c) (to the extent such election is required to be made prior to the Effective Time) or in respect of which such an election can be made following the Effective Time, and (iii) an indebtedness which is repaid by the debtor within 180 days of the date of its advance;

(r)

engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(s)	take any of the actions set forth in Section 4.1(1)(s) of the Company Disclosure Letter; or

(t)	agree, resolve or commit to do any of the foregoing.

(2)

The Parent agrees that it will cooperate on a best efforts basis to make and file any joint Tax elections requested by the Company in respect of any loan described in Section 4.1(1)(q)(ii) in order for such loan to be treated as a “pertinent loan or indebtedness” for purposes of section 212.3 of the Tax Act.

(3)

Nothing contained in this Agreement shall give the Parent or the Purchaser, directly or indirectly, the right to direct or control the Company’s business and operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms of this Agreement, control and supervision over its business and operations.

Section 4.2 Regarding the Arrangement

(1)	Regulatory Undertakings

(a)

Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 2.3 or Section 5.1), the Company and the Parent shall use reasonable best efforts to take, or cause to be taken (including by causing their controlled Affiliates to take), all actions (including instituting or defending any Proceeding), and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement prior to the Outside Date, including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, briefing papers, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement prior to the Outside Date.

(b)

In furtherance and not in limitation of the foregoing, each of the Company and the Parent shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as reasonably practicable and in any event within 10 Business Days after the date hereof (and such filings shall request early termination of any applicable waiting period under the HSR Act), (ii) file, or cause to be filed, or submit where appropriate, as promptly as reasonably practicable any filing (or draft thereof where it is customary to file a draft) or briefing paper required (or advised) under each other Competition Law or Foreign Investment Law set forth on Section 4.2(1)(b) of the Company Disclosure Letter (including, with respect to the Competition Act (Canada), the Parent causing the Purchaser to file a request for an advance ruling certificate or, in lieu thereof, a no-action letter and a pre-merger notification form pursuant to Part IX of the Competition Act (Canada) and the Company filing a pre-merger notification pursuant to Part IX of the Competition Act (Canada), and with respect to the Investment Canada Act, the Parent causing the Purchaser to file an application for review pursuant to Part IV of the Investment Canada Act, including a detailed plans document), and (iii) furnish to the other Party as promptly as practicable all information within its control requested by such other Party and required for such other Party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each of the Parent and the Company shall respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any other Governmental Authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Competition Laws or Foreign Investment Laws and, subject to Section 4.2(1)(c), shall use reasonable best efforts to take, as promptly as commercially reasonable, all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and to cause the receipt of required approvals and the expiration or termination of the applicable waiting periods, as applicable, necessary to obtain the Specified Regulatory Approvals and, if applicable, any other applicable Competition Laws or Foreign Investment Laws as promptly as commercially reasonable prior to the Outside Date.

(c)

If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable Competition Law or Foreign Investment Law, if any requests are made by a Governmental Authority in order to obtain approval under the HSR Act or any other Specified Regulatory Approvals, or if any Proceeding is instituted or threatened by any Governmental Authority or Third Party (solely if such Proceeding is brought under any Competition Law or Foreign Investment Law) challenging any of the transactions contemplated by this Agreement, the Parent and the Company shall take, or cause to be taken (including by causing their respective controlled Affiliates to take), all actions reasonably necessary to resolve such objections or requests as promptly as commercially reasonable prior to the Outside Date. Without limiting the foregoing, in connection with any such objection, requests or Proceeding, the Parent shall, and shall cause its Subsidiaries and controlled Affiliates to, take any such actions as may be reasonably necessary to obtain any authorization, consent or approval of a Governmental Authority or to avoid or eliminate any impediments under the HSR Act, Competition Act (Canada), Investment Canada Act or any such other Competition Law or Foreign Investment Law so as to enable the consummation of the transactions hereby to occur no later than the Outside Date, including (i) agreeing to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of the Company or any of its respective controlled Affiliates, (ii) terminating, amending or assigning any existing relationships and contractual rights and obligations, (iii) terminating any venture or other arrangement, (iv) granting any right or commercial or other accommodation to, or entering into any contractual or other commercial relationship with, any Third Party, (v) imposing limitations on the Parent, the Purchaser, the Company or any of its controlled Affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets, (vi) effectuating any other change to, or restructuring of, the Company or any of its controlled Affiliates, (vii) with respect to Investment Canada Act, entering into undertakings with a Governmental Authority customary and reasonable for a transaction similar to the transactions contemplated by this Agreement, (viii) opposing (A) any administrative or judicial Proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed) and (B) any request for, the entry of, and seek to have vacated or terminated, any order that could reasonably be expected to restrain, prevent or materially delay the consummation of the transactions contemplated hereby, including in the case of either (A) or (B), by defending through litigation any Proceeding brought by any Person in any court or before any Governmental Authority, and pursuing all available avenues of administrative and judicial appeal (and, in each case, entering into agreements with, or stipulating to the entry of an Order by, any Governmental Authority in connection with any of the foregoing and in the case of Proceedings by or with respect to the Company, by consenting to any such action), in each case, as may be required (x) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under the HSR Act, Competition Act (Canada), Investment Canada Act or any other Applicable Law or (y) by any Governmental Authority in any Proceeding challenging such transactions as violative of the HSR Act, Competition Act (Canada), Investment Canada Act or any other Applicable Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement and (ix) not take any action (including entering into or consummating any contracts or arrangements for an acquisition, however structured, of any ownership interest, assets or rights in any Person) if such action would (A) reasonably be expected to make it materially more likely that there would arise any impediments under any applicable Competition Law or Foreign Investment Law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority to the consummation of the transactions contemplated by this Agreement and the other transactions contemplated hereby as promptly as practicable or (B) impose any material delay in the expiration of any waiting period or obtaining of any approval from any Governmental Authority applicable to the transactions contemplated by this Agreement (the actions set forth in clauses (i) through (vii) of this Section 4.2(1)(c) referred to collectively as, “Regulatory Actions”); provided, however, that nothing in this Section 4.2 or otherwise in this Agreement shall require the Parent or its Subsidiaries or its controlled Affiliates to (and the Company and its respective Subsidiaries and controlled Affiliates shall not, without the Parent’s prior written consent) offer, propose, negotiate, commit or agree to, take or effect any Regulatory Action that would be, or would reasonably be expected to be, in the aggregate, material to the Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole after giving effect to the transactions contemplated by this Agreement, but for purposes of this Section 4.2(1)(c), “material” shall mean material measured on a scale relative only to the size of the Company and its Subsidiaries, taken as a whole; provided, further, that a Regulatory Action shall be conditioned upon the consummation of the transactions contemplated by this Agreement. Solely at the request of the Parent (and for the avoidance of doubt not without prior written consent from the Parent), the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of its Subsidiaries; provided that any such action shall be conditioned upon the consummation of the transactions contemplated by this Agreement.

(d)

Each Party shall (i) promptly notify the other Parties of any communication to that Party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby and, subject to Applicable Law, permit the other Parties to review, reasonably in advance, any written communication or presentation proposed to be submitted to any Governmental Authority with respect to the foregoing and consider in good faith any comments such other Party may provide thereto; (ii) not agree to participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters, Competition Law, or Foreign Investment Law in connection with this Agreement or the transactions contemplated by this Agreement unless in each case it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat; and (iii) furnish the other Parties with copies of all filings and material correspondences and communications (and memoranda setting forth the substance thereof) between them and their controlled Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to any Competition Laws or Foreign Investment Laws in connection with this Agreement. The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under any Competition Law or Foreign Investment Law. Notwithstanding anything to the contrary in this Agreement, and without limiting or expanding the rights and obligations set forth in this Section 4.2, the Parent shall have the right to direct all matters with any Governmental Authority consistent with its obligations hereunder; provided that the Parent reasonably consults with, and considers in good faith, the input of the Company; provided, further, that the Parent shall not extend any waiting period under the HSR Act or under any other Competition Law or Foreign Investment Law or enter into any agreement with the FTC or the Antitrust Division or any other Governmental Authority not to consummate the transactions contemplated by this Agreement without the prior written consent of the Company, which, in the case of the extending of any such waiting period, shall not be unreasonably withheld. Any documents or other materials provided pursuant to this Section 4.2(1)(d) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material, and the Parties may, as each deems advisable, reasonably designate any material provided under this Section 4.2(1)(d) as “outside counsel only material.” Such “outside counsel only materials” and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.

(e)

The Company shall, and shall cause its Subsidiaries and controlled Affiliates to, not take any action (including entering into or consummating any contracts or arrangements for an acquisition, however structured, of any ownership interest, assets or rights in any Person) if such action would (A) reasonably be expected to make it materially more likely that there would arise any impediments under any applicable Competition Law or Foreign Investment Law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority to the consummation of the transactions contemplated by this Agreement and the other transactions contemplated hereby as promptly as practicable or (B) impose any material delay in the expiration of any waiting period or obtaining of any approval from any Governmental Authority applicable to the transactions contemplated by this Agreement.

(f)	The Parent shall pay and be responsible for all governmental filing fees, costs and expenses incurred in connection with the matters contemplated by this Section 4.2.

(2)

Each of the Company and the Parent shall promptly notify the other of any of the following: (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any Proceedings commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; provided that a Party’s good-faith failure to comply with this Section 4.2(2) shall not constitute a breach of this Section 4.2(2), and shall not provide any other Party the right not to effect, or the right to terminate, the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

(3)

Each of the Company and the Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain and maintain all third party consents, waivers or approvals that are required to be provided or obtained under Material Contracts in connection with the Arrangement or in order to maintain the Material Contracts in full force and effect following the Effective Time, in each case, on terms that are reasonably satisfactory to the Parent, and without paying, and without committing the Company or its Subsidiaries, the Parent or its Subsidiaries or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of the Parent, which consent will not be unreasonably withheld, conditioned or delayed (it being understood that the Company shall be under no obligation to agree to any such payment or incur any such liability or obligation in respect of any such consents, approvals or waivers).

Section 4.3 Access to Information; Confidentiality

(1)

From the date hereof until the Effective Time, subject to Applicable Law, the Company shall (i) give the Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, assets, books and records and personnel (including employees and agents) of the Company and its Subsidiaries, (ii) promptly furnish to the Parent and its Representatives such financial and operating data and other information (including, for the avoidance of doubt, the work papers of the Company’s auditors to the extent the Parent has executed a release in a form reasonably satisfactory to the Company’s auditors) as such Persons may reasonably request and (iii) instruct its Representatives to cooperate reasonably with the Parent in its investigation of the Company and its Subsidiaries (provided that the Company’s investment bankers, attorneys, accountants and other advisors will not be required to furnish to the Parent or its Representatives any of their internal documents or materials), in each case, to assist Parent in its integration planning efforts and preparation to own and operate the business of the Company following the Effective Time; provided that, in each case, such access may be limited to the extent that such access would jeopardize the health and safety of any of its Representatives; provided, further, that the Company may, in its sole discretion, designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be furnished only to the outside counsel of the Parent and will not be disclosed to any other Persons unless express permission is obtained in advance from the Company or its legal counsel. The Company shall have the right to have its Representatives present in any investigation pursuant to this Section 4.3, and such investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 4.3 shall require the Company to provide any access, or to disclose any (A) information if providing such access or disclosing such information would violate any Applicable Law (including Competition Laws and privacy laws), (B) communications between the Company and its investment bankers, attorneys, accountants and other advisors or (C) information protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable best efforts; provided that, in the case of clauses (A) and (C), the Company shall use reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not violate any such Applicable Law or jeopardize the protection of the attorney-client privilege.

(2)

All information exchanged or otherwise received pursuant to Section 4.3(1) will be subject to the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 4.3 shall affect or limit or be deemed to modify any representation or warranty made by any Party or any rights or remedies available to any Party under this Agreement.

Section 4.4 Financing Assistance

(1)

The Company will use commercially reasonable efforts to provide, and will use commercially reasonable efforts to cause its Representatives (including counsel, financial advisors and auditors) and Subsidiaries to use their respective commercially reasonable efforts to provide, all reasonable and customary cooperation that is reasonably requested by the Parent to assist the Parent in the arrangement of the Financing and the consummation of any Exchange Offer (provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries), including using commercially reasonable efforts in connection with the following:

(a)

reasonably cooperating with the marketing efforts or due diligence efforts in connection with the Financing and any Exchange Offer, including providing reasonable access to documents and other information in connection therewith and using commercially reasonable efforts to cause members of management with appropriate seniority and expertise to participate in a reasonable number of meetings, due diligence sessions, rating agency sessions and road shows, at times and at locations reasonably acceptable to the Company and upon reasonable advance notice;

(b)

reasonably assisting the Parent in preparing (i) customary offering memoranda, rating agency presentations, road show materials, lender and investor presentations, confidential information memoranda, private placement memoranda, prospectuses and other similar documents for the Financing, and (ii) customary Debt Offer Documents for any Exchange Offer;

(c)

delivering historical financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by the Parent and that is customarily required for financings of the type contemplated by the Financing or for exchange offers of the type contemplated by the Exchange Offers, including (i) U.S. GAAP audited consolidated balance sheets and related consolidated statements of income and comprehensive income, statements of changes in equity and cash flows of the Company and its Subsidiaries for the most recent fiscal year ended at least sixty (60) days prior to the Effective Date, (ii) U.S. GAAP unaudited condensed consolidated balance sheets and related condensed consolidated statements of income and comprehensive income, statements of changes in equity and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter ended at least forty (40) days before the Effective Time (which shall have been reviewed by the independent accountants for the Company) (other than any fourth fiscal quarter), and the corresponding period in the prior year; provided that the financial statements required to be delivered pursuant to the foregoing clauses (i) and (ii) shall meet the requirements of Regulation S-X under the 1933 Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3, and (iii) reasonably necessary historical information for the Parent to prepare customary pro forma financial information meeting the requirements of Regulation S-X under the 1933 Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3;

(d)

providing to the Parent’s legal counsel and its independent auditors such customary documents and other customary or pertinent information relating to the Company and its Subsidiaries as may be reasonably requested in connection with their delivery of any customary legal opinions, negative assurance letters and customary comfort letters relating to the Financing and any Exchange Offer;

(e)

causing the Company’s independent auditors to provide customary cooperation with the Financing and any Exchange Offer, including using commercially reasonable efforts to cause them to provide customary comfort letters (including customary “negative assurance” and “change period” comfort) and consents for use of their reports or references to such independent auditors as experts in any marketing materials, registration statements or related government filings, on customary terms and consistent with their customary practice in connection with the Financing and any Exchange Offer, and assistance with accounting due diligence activities;

(f)

subject to customary confidentiality provisions and disclaimers, providing customary authorization letters with respect to the Financing, authorizing the distribution of information with respect to the Company and its Subsidiaries (but not, for the avoidance of doubt, the Parent, the Purchaser and their respective Subsidiaries) to prospective lenders or investors;

(g)

delivering notices of prepayment within the time periods required by the Company Credit Agreements (which may be conditional upon the Effective Date), and using commercially reasonable efforts to obtain customary payoff letters, lien terminations and instructions of discharge and to give any other necessary notices to allow for the payoff, discharge and termination of the indebtedness under the Company Credit Agreements concurrently with the Effective Date; and

(h)

permitting the reasonable use by Parent of the Company’s or any of its Subsidiaries’ trademarks, service marks and logos as reasonably required in connection with the Financing and any Exchange Offer (provided that each such use is pre-approved in writing by the Company and such trademarks, service marks and logos are used solely in a manner that is not intended to and is not reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries).

(2)

The Parent or its Affiliates will be permitted to (a) commence and conduct, in accordance with the terms of the 2028 Senior Notes Indenture or the 2030 Senior Notes Indenture, as applicable, any one or more offers to purchase (including any “Change of Control Offer” (as such term is defined in the 2028 Senior Notes Indenture or the 2030 Senior Notes Indenture, as applicable)) and/or tender offers (each, a “Tender Offer” and collectively, the “Tender Offers”) and/or exchange offers (each, an “Exchange Offer” and collectively, the “Exchange Offers”), with respect to any or all of the outstanding aggregate principal amount of the 2028 Senior Notes and/or the 2030 Senior Notes identified by the Parent or its Affiliates to the Company in writing on or after the date of this Agreement, and (b) solicit the consent of the holders of the 2028 Senior Notes and/or the 2030 Senior Notes (each, a “Consent Solicitation” and collectively, the “Consent Solicitations,” and, together with the Tender Offers and Exchange Offers, the “Debt Offers”) regarding certain proposed amendments to the 2028 Senior Notes Indenture and/or the 2030 Senior Notes Indenture, as applicable, identified by the Parent or its Affiliates to the Company in writing on or after the date of this Agreement. Any Debt Offer will be made on such terms and conditions (including price to be paid and conditionality) as are proposed by the Parent or its Affiliates and which are permitted by the terms of the 2028 Senior Notes Indenture or the 2030 Senior Notes Indenture, as applicable, and Applicable Law. The Parent shall consult with the Company regarding the material terms and conditions of any Debt Offers, including the timing and commencement of any Debt Offers and any tender or consent deadlines. The Parent or its Affiliates will provide the Company with the necessary offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal, press release (if any) or other related documents in connection with any Debt Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on the related Debt Offer Documents, and the Parent shall give reasonable and good faith consideration to any comments made or input provided by the Company and its legal counsel. The closing (or, if applicable, effectiveness) of the Debt Offers shall not be consummated until the occurrence of the Effective Time and any such transaction shall be funded using consideration provided by the Parent; provided that the consummation of a Debt Offer with respect to the 2028 Senior Notes or the 2030 Senior Notes will not be a condition to the Parent’s or its Affiliates’ obligations to consummate the transactions contemplated by this Agreement. The Debt Offers will be conducted in compliance with the 2028 Senior Notes Indenture or the 2030 Senior Notes Indenture, as applicable, and Applicable Law and the Company will not be required to cooperate with respect to any Debt Offer that is not in compliance with the 2028 Senior Notes Indenture or the 2030 Senior Notes Indenture, as applicable, and Applicable Laws. The Company will use commercially reasonable efforts to provide, and will use commercially reasonable efforts to cause its Representatives (including counsel, financial advisors and auditors) and Subsidiaries to use their respective commercially reasonable efforts to provide, all reasonable and customary cooperation as may be reasonably requested by the Parent in connection with any Debt Offers including as set forth in Section 4.4(1); provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries; provided, further, that neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Debt Offer or execute any other instruments or agreements in connection therewith (in each case, except as provided in Section 4.4(3)). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Debt Offer will be selected by the Parent or its Affiliates, retained by the Parent or its Affiliates, and their fees and out-of-pocket expenses will be paid directly by the Parent or its Affiliates. If, at any time prior to the completion of the Debt Offers, the Company or any of its Subsidiaries, on the one hand, or the Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such Party that discovers such information shall use commercially reasonable efforts to promptly notify the other Party, and an appropriate amendment or supplement prepared by the Parent describing such information shall be disseminated to the holders of the applicable notes of the Company outstanding under the applicable Indenture.

(3)

Subject to the receipt of any requisite consents from the holders of the 2028 Senior Notes or the 2030 Senior Notes, as applicable, the Company and its Subsidiaries will execute one or more supplemental indentures to the 2028 Senior Notes Indenture or the 2030 Senior Notes Indenture, as applicable, in accordance with the 2028 Senior Notes Indenture or the 2030 Senior Notes Indenture, as applicable (any such supplemental indenture, a “Supplemental Indenture” and, collectively, the “Supplemental Indentures”), amending the terms and provisions of the 2028 Senior Notes Indenture or the 2030 Senior Notes Indenture, as applicable, as described in any applicable Debt Offer Documents as reasonably requested by the Parent or its Affiliates, which Supplemental Indentures will become operative no earlier than the Effective Time, and will use commercially reasonable efforts to cause the trustee under the 2028 Senior Notes Indenture or the 2030 Senior Notes Indenture, as applicable, to enter into any such Supplemental Indentures, in each case, before or substantially simultaneously with the Effective Time as determined by the Parent or its Affiliates; provided, however, that in no event will the Company or any of its officers, directors or other Representatives have any obligation to authorize, adopt or execute any amendments or other agreement that is not permitted under the 2028 Senior Notes Indenture or the 2030 Senior Notes Indenture, as applicable, or Applicable Law or would become operative before the Effective Time. The Company will use commercially reasonable efforts to provide, and will use commercially reasonable efforts to cause its Representatives (including counsel, financial advisors and auditors) and Subsidiaries to use their respective commercially reasonable efforts to provide, all reasonable and customary cooperation as may be reasonably requested by the Parent in connection with the execution of Supplemental Indentures; provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries. If reasonably requested by the Parent or its Affiliates, the Company will use commercially reasonable efforts to provide, and will use commercially reasonable efforts to cause its legal counsel to provide, all customary certificates and legal opinions required by the trustee under the applicable Indenture in connection with the execution of any Supplemental Indentures to the extent (x) such certificates and legal opinions are required to be delivered before the Effective Time and (y) in the case of any such legal opinions, the trustee under the applicable Indenture requires an opinion of counsel to the Company thereunder. Notwithstanding the foregoing, in no event will the Company or its legal counsel be required to give any certificate or opinion with respect to a Debt Offer that, in the opinion of the Company, its legal counsel or the trustee under the 2028 Senior Notes Indenture and/or the 2030 Senior Notes Indenture, as applicable, does not comply with Applicable Laws or the 2028 Senior Notes Indenture and/or the 2030 Senior Notes Indenture, as applicable, or would not be accurate in light of the facts and circumstances at the time delivered.

(4)

If requested by the Parent or any of its Affiliates, in lieu of, in addition to or in combination with the Parent or its Affiliates commencing any Debt Offer for the 2028 Senior Notes and/or the 2030 Senior Notes, the Company will, to the extent permitted by the 2028 Senior Notes Indenture or the 2030 Senior Notes Indenture, as applicable, (A) issue one or more conditional notices of optional redemption for all or a portion of the outstanding aggregate principal amount of the 2028 Senior Notes and/or the 2030 Senior Notes (which may be delivered at the Parent’s or Purchaser’s reasonable request in advance of the Effective Time so long as they are contingent upon the Effective Time (it being understood and agreed that they may also be contingent upon the occurrence of other events in addition to the Effective Time)), pursuant to the optional redemption provisions of the 2028 Senior Notes Indenture or the 2030 Senior Notes Indenture, respectively, and (B) take any other actions reasonably requested by the Parent or Purchaser to facilitate the satisfaction and discharge of the 2028 Senior Notes and/or the 2030 Senior Notes pursuant to the satisfaction and discharge provisions of the 2028 Senior Notes Indenture or the 2030 Senior Notes Indenture, respectively, and the other provisions of the 2028 Senior Notes Indenture or the 2030 Senior Notes Indenture, respectively, applicable thereto. If a conditional notice of optional redemption is given, the Parent or Purchaser will ensure that at the Effective Time, so long as the applicable conditions of such optional redemption are satisfied, the Company has all funds necessary in connection with any such optional redemption. The Company will use commercially reasonable efforts to provide, and will use commercially reasonable efforts to cause its Representatives (including counsel, financial advisors and auditors) and Subsidiaries to provide, all reasonable and customary cooperation as may be reasonably requested by the Parent in connection with this Section 4.4(4) (provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries).

(5)

Notwithstanding anything to the contrary set forth in this Section 4.4, neither the Company nor any of its Subsidiaries shall be required to (i) take or permit the taking of any action pursuant to Section 4.4(1), Section 4.4(2), Section 4.4(3) or Section 4.4(4) that (A) would require the Company, its Subsidiaries or any Persons who are directors or officers of the Company or its Subsidiaries to pass resolutions or consents to approve or authorize the Financing or any Debt Offers or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is effective prior to the Effective Time, or that would be effective if the Effective Time does not occur (in each case, except as provided in Section 4.4(3) and Section 4.4(1)(f)), (B) would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries (unless waived by the Parent), (C) would require the Company or any of its Subsidiaries to pay any commitment or other similar fee prior to the Effective Time or incur any other expense, liability or obligation in connection with the Financing or any Debt Offer (in the case of any other such expense, liability or obligation, that is not, subject to the limitations contained therein, subject to reimbursement or is not otherwise indemnified by the Parent pursuant to Section 4.4(6)), (D) would cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (E) would cause any condition to the completion of the Arrangement set forth in Article 6 to fail to be satisfied by the Effective Time or otherwise result in a breach of this Agreement by the Company or (F) would result in a material violation or breach of, or a default under, any Material Contract to which the Company or any of its Subsidiaries is a party, the organizational documents of the Company or its Subsidiaries or any Applicable Law; (ii) provide access to or disclose information that the Company or any of its Subsidiaries reasonably determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries (provided that the Company shall use commercially reasonable efforts to cause such information to be provided in a manner that would not result in such privilege concerns) or (iii) deliver or cause to be delivered any opinion of counsel (except as provided in Section 4.4(3)). Nothing contained in this Section 4.4 or otherwise shall require the Company or any of its Subsidiaries, prior to the Effective Time, to commence any Debt Offers or become an obligor under the Financing.

(6)

The Parent and the Purchaser shall, on a joint and several basis, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the Financing or any Debt Offer or satisfying its obligations under this Section 4.4 (including in connection with any optional redemption), whether or not the Arrangement is consummated or this Agreement is terminated. The Parent and the Purchaser shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities, reasonable out-of-pocket costs, reasonable out-of-pocket attorneys’ fees, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred in connection with the Financing or any Debt Offer or optional redemption or otherwise in connection with any action taken by the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Section 4.4 (other than the use of any information contained in any reports, schedules, forms, statements, prospectuses, registration statements and other documents filed with or furnished to the SEC by the Company, or any information provided by the Company, any of its Subsidiaries or any of their respective Representatives in writing pursuant to this Section 4.4 or otherwise for use in connection with any Debt Offer or optional redemption), except in the event such losses, claims, damages, liabilities, costs, attorneys’ fees, judgments, fines, penalties and amounts paid in settlement are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of, or resulted from, the fraud, gross negligence or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives.

Section 4.5 Stock Exchange Delisting

The Company shall cooperate with the Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and policies of the NYSE to delist the Common Shares from the NYSE and deregister the Common Shares under the 1934 Act as promptly as practicable after the Effective Time.

Section 4.6 Tax Matters

(1)

The Parent, the Purchaser, and the Company will reasonably cooperate to (i) consider pre-closing restructurings proposed by the Parent or the Purchaser, and, subject to the Company’s consent (not to be unreasonably withheld, conditioned, or delayed), implement such restructuring steps between the date of this Agreement and the Effective Time and (ii) provide information in its possession that is reasonably requested by the Parent or the Purchaser in connection with a proposed pre- or post-closing restructuring; provided that the Company shall not be required to consent to or implement any such restructuring if it would reasonably be expected to (i) prevent, delay or impede the ability of the Company to consummate the transactions contemplated by this Agreement, (ii) adversely affect any Company Shareholder, (iii) in the event the Effective Time does not occur, adversely affect the Company or any of its Subsidiaries, (iv) reduce the consideration to be received by the Company Shareholders, or (v) require the approval of the Company Shareholders.

(2)

At Parent’s written request, which shall be made at least 90 days prior to the Effective Time, the Company shall use commercially reasonable efforts to determine whether Masonite Corporation is able to issue, at the Effective Time, a certificate pursuant to Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3). In the event the Company determines in response to such written request that such a certificate can be issued, it shall cause Masonite Corporation to deliver to the Company a duly executed certificate pursuant to Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3) (including, for the avoidance of doubt, a notification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2)), dated not more than 30 days prior to the Effective Time and signed by a responsible officer of Masonite Corporation, certifying that stock of Masonite Corporation is not a “United States real property interest” (as defined in Section 897(c)(1) of the U.S. Tax Code).

Section 4.7 Employee Matters

(a)

The Parent hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of the Equity Plans containing change in control provisions will occur as of the Effective Time.

(b)

For a period commencing at the Effective Time and ending on the date that is 12 months thereafter (or such earlier date that any Continuing Employee terminates employment), the Parent shall cause each Continuing Employee (other than a Continuing Employee covered under a Collective Agreement) to receive (i) an annual rate of base salary or wages that is no less favorable than the annual rate of base salary or wages provided to such Continuing Employee as of immediately prior to the Effective Time, (ii) target cash and equity incentive compensation opportunities (excluding any change in control, retention or similar payments) that, in the aggregate, are no less favorable than the target cash and equity incentive compensation opportunities provided to such Continuing Employee as of immediately prior to the Effective Time (but the form of any particular incentive compensation opportunity need not be the same), and (iii) all other compensation and employee benefits that are substantially comparable in the aggregate to all other compensation and employee benefits provided to such Continuing Employee as of immediately prior to the Effective Time or that are provided to similarly situated employees of the Parent or its Subsidiaries (including severance eligibility and paid time off, but excluding defined benefit pension and retiree medical or life insurance benefits). With respect to any Continuing Employee covered under a Collective Agreement, in lieu of the foregoing, the Parent or its Subsidiaries shall employ each such Continuing Employee on the terms and conditions consistent with the applicable Collective Agreement.

(c)

The Parent shall use commercially reasonable efforts to, and to cause its Affiliates (including the Company and its Subsidiaries) (and any of their respective third-party insurance providers or third-party administrators) to (i) waive all limitations as to any pre-existing condition or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any employee benefit plan in which such Continuing Employees may be eligible to participate as of or after the Effective Time, to the extent pre-existing conditions and waiting periods did not apply or were satisfied under a similar Benefit Plan prior to the Effective Time, and (ii) credit each Continuing Employee, as of and after the Effective Time, for any copayments, deductibles, offsets or similar payments made under the relevant group health plan of the Company or any of its Subsidiaries during the plan year which includes the Effective Time for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable group health plans of the Parent or any of its Affiliates (including the Company and its Subsidiaries). In addition, as of the Effective Time, the Parent shall cause, and shall cause its Affiliates (including the Company and its Subsidiaries), to give all Continuing Employees full credit for such Continuing Employees’ service with the Company or any of its Subsidiaries for all purposes (including eligibility, vesting, accruals and determination of level of benefits) under any compensation and benefit plans, programs, policies, agreements and arrangements maintained by the Parent or any of its Affiliates in which any Continuing Employee may be eligible to participate after the Effective Time, to the same extent and for the same purpose that such service was credited for under any similar Benefit Plan immediately prior to the Effective Time, provided that such credit for service shall not apply to the extent it would result in a duplication of benefits or compensation or for any purpose under (x) any defined benefit pension plan or retiree medical, life insurance or other welfare benefits plan or (y) any plan that is frozen or closed to new entrants or under which similarly situated employees of the Parent and its Affiliates do not receive credit for prior service.

(d)

Prior to the Effective Date, the Company shall take all actions that may be necessary or appropriate to terminate, as of the day immediately preceding the Effective Date, (i) the Company’s 401(k) plan (the “Company 401(k) Plan”). The Company shall provide the Parent with evidence that the Company 401(k) Plan has been terminated (the form and substance of which shall be subject to review and reasonable comment by the Parent) not later than two Business Days prior to the Effective Date. Notwithstanding the foregoing, the Company shall not terminate the Company 401(k) Plan if, not later than ten Business Days prior to the Effective Date, the Parent requests that the Company not terminate the relevant plan. If the Company 401(k) Plan is terminated prior to the Effective Time, Parent shall permit each Continuing Employee to immediately be eligible to participate in a defined contribution plan intended to be tax-qualified that is sponsored by Parent (a “Parent 401(k) Plan”) and to elect to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the U.S. Tax Code), including in the form of cash or loan notes, in an amount equal to the entire eligible rollover distribution distributable to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan.

(e)

Not later than 30 days following the date of this Agreement, the Company shall make available to the Parent a copy of each material non-U.S. Benefit Plan and all materials with respect thereto described in Section 19(a) of the Company Disclosure Letter.

(f)

Prior to making any written communications to any Company Service Provider pertaining to the treatment of compensation or benefits in connection with the transactions contemplated by this Agreement or employment with the Parent and its Affiliates following the Effective Time, the Company shall provide the Parent with a copy of the intended communication, and the Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall give reasonable and good faith consideration to any comments made by the Parent with respect thereto; provided that, after the Parent has reviewed and commented on a communication, the Company shall not have any obligation to provide to the Parent subsequent communications that are substantially similar in all respects.

(g)

Without limiting the generality of Section 8.8, the provisions of this Section 4.7 are solely for the benefit of the Parties, and no Company Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 4.7. Nothing herein shall, or shall be deemed to, (i) establish, terminate, amend or modify any Benefit Plan or any other compensation or benefit plan, program, policy, agreement or arrangement maintained or sponsored by the Parent, the Company or any of their respective Affiliates, (ii) alter or limit the Parent’s, the Company’s or any of their respective Affiliates’ ability to establish, terminate, amend or modify any particular benefit plan, program, policy, agreement or arrangement, or (iii) confer upon any Company Service Provider any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

Section 4.8 Insurance and Indemnification

(1)

Prior to the Effective Date, the Company shall, in consultation with the Parent, purchase customary “tail” policies of directors’ and officers’ liability insurance from an insurance company of nationally recognized standing providing protection no less favorable in the aggregate to the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and the Purchaser shall, or shall cause the Company and its Subsidiaries to maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Date; provided that the Purchaser shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed 350% of the Company’s current annual aggregate premium for policies currently maintained by the Company or its Subsidiaries.

(2)

The Purchaser shall honor all rights to indemnification or exculpation now existing in favor of present and former employees, officers and directors of the Company and its Subsidiaries, and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Date.

(3)

If the Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or its Subsidiaries) assumes all of the obligations set forth in this Section 4.8.

Section 4.9 Transaction Litigation

The Company shall promptly notify Parent of any Proceeding brought by shareholders of the Company against the Company and/or its directors relating to this Agreement, the Arrangement or the other transactions contemplated by this Agreement (whether directly or on behalf of the Company and its Subsidiaries or otherwise). Prior to the Effective Time, the Company shall control the defense or settlement of any litigation or other Proceedings against the Company or any of its directors relating to this Agreement and the transactions contemplated by this Agreement; provided that, other than Proceedings between or among the Parties, the

Company shall give Parent the opportunity to consult with the Company prior to the Effective Time and keep Parent reasonably apprised on a reasonably prompt basis with respect to the defense or settlement of any litigation or other Proceedings against the Company or any of its directors relating to this Agreement, the Arrangement and the other transactions contemplated by this Agreement, including by giving Parent an opportunity to participate, at Parent’s expense, in such litigation or other Proceedings; and provided, further, that, other than Proceedings between or among the Parties, the Company agrees that it shall not settle any such litigation or other Proceedings without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned.

Section 4.10 Directors and Officers

Prior to the Effective Time, the Company shall either remove (or cause the removal of) or use reasonable best efforts to procure resignation letters from each of the directors and officers of the Company and each Subsidiary of the Company designated by the Parent in writing to the Company within a reasonable time (which, at a minimum, provide for a sufficient time pursuant to Applicable Law) prior to the Effective Time, pursuant to which each such Person shall resign from his or her position as a director and/or officer of the Company and any Subsidiary of the Company effective as of the Effective Time.

Section 4.11 Section 16 Matters

The Company shall take all such steps as may be required to cause any dispositions of Common Shares in connection with the transactions contemplated by this Agreement (including derivative securities of such Common Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 4.12 Financing Covenants

(a) The Parent and the Purchaser shall use their commercially reasonable efforts to arrange and obtain the Financing, including using their commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letter (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by clause (c) below), (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter (including the flex provisions) or on other terms taken as a whole, not materially less favorable to the Parent and the Purchaser, (iii) satisfy, or obtain a waiver thereof, on a timely basis all conditions to funding the Debt Commitment Letter and such definitive agreements related thereto, (iv) assuming that all conditions contained in the Debt Commitment Letter or such definitive agreements related thereto have been satisfied, consummate the Financing at or prior to the Effective Time and (v) to the extent the Financing Parties party thereto do not fund the Financing in accordance with the terms of the Debt Commitment Letter or such definitive agreements related thereto, enforce their rights under the Debt Commitment Letter or such definitive agreements, as applicable.

(b) The Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Financing contemplated by the Debt Commitment Letter and shall give the Company notice of any material adverse change with respect to the Financing as promptly as practicable. The Parent and the Purchaser shall give the Company prompt notice (w) of the termination, repudiation, rescission, cancellation or expiration of the Debt Commitment Letter or the definitive agreements related to the Financing (including in accordance with the last sentence of clause (c) below, if applicable), (x) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter, or any definitive agreements related to the Financing, in each case of which the Parent or the Purchaser becomes aware, (y) of the receipt of any written notice or other written communication, in each case received from any Financing Party with respect to any (1) breach of the Parent’s or the Purchaser’s obligations under the Debt Commitment Letter or definitive agreements related to the Financing, or actual or potential default, termination or repudiation by any party to any of the Debt Commitment Letter or definitive agreements related to the Financing (including any proposal by any Financing Party, lender or other Person to withdraw, terminate, repudiate, rescind or make a material change in the terms of the Debt Commitment Letter) or (2) material dispute between or among any parties to the Debt Commitment Letter or definitive agreements related to the Financing and (z) of the receipt of any written notice or other written communication on the basis of which the Parent expects that a party to the Financing will fail to fund the Financing or is reducing the amount of the Financing. As soon as reasonably practicable, but in any event within three Business Days of the date the Company delivers to the Parent or the Purchaser a written request, the Parent and the Purchaser shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (w), (x), (y) or (z) of the immediately preceding sentence.

(c) The Parent shall have the right from time to time to amend, supplement, replace, substitute, terminate or otherwise modify or waive its rights under the Debt Commitment Letter, including to (i) add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement or (ii) terminate or reduce any commitments under the Debt Commitment Letter in order to obtain alternative sources of debt financing in lieu of all or a portion of the Financing; provided that no such amendment, supplement, replacement, substitution, termination, modification or waiver shall (A) reduce the aggregate amount of available Financing (including by increasing the amount of fees to be paid or original issue discount to less than the amount required to consummate the transactions contemplated by this Agreement (when taken together with all cash on hand, available lines of credit and other sources of immediately available funds available to the Parent), (B) impose new or additional conditions precedent or expand upon the conditions precedent to the Financing as set forth in the existing Debt Commitment Letter, (C) adversely change the timing of the funding of the Financing in a manner that is reasonably expected to impair, delay or prevent the availability of all or a portion of the Financing or the consummation of the transactions contemplated by this Agreement or (D) otherwise materially adversely affect the ability of the Parent to consummate the transactions contemplated by this Agreement. The Parent shall furnish to the Company a copy of any executed written amendment, supplement, replacement, substitution, termination, modification or waiver of the Debt Commitment Letter.

(d) In the event that any portion of the Financing necessary for the Parent to complete the Arrangement becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including the flex provisions) (other than as a result of the Company’s breach of any provision of this Agreement or failure to satisfy the conditions set forth in Section 6.3), (i) the Parent shall promptly notify the Company and (ii) the Parent and the Purchaser shall use their commercially reasonable efforts to (A) arrange and obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (an “Alternative Financing”) on terms that (i) taken as whole, are no more adverse to the Parent and the Purchaser than the existing Debt Commitment Letter (including after giving effect to the market flex provisions), (ii) do not impose new or additional conditions precedent or expand upon the conditions precedent to the Financing set forth in the existing Debt Commitment Letter and (iii) do not reduce the aggregate amount of available Financing to less than the amount required to consummate the transactions contemplated by this Agreement and (B) provide the Company with a copy of the new financing commitment that provides for such Alternative Financing (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter, which may be redacted in a manner consistent with Paragraph 7 of Schedule D, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time thereafter in compliance with this Section 4.12, the “Alternative Financing Commitment Letter”). Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Parent or its Affiliates be required to pay any fees or any interest rates applicable to the Alternative Financing in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (including the market flex provisions) or agree to any term (including any market flex term) less favorable to Parent than such term contained in the Debt Commitment Letter as in effect on the date hereof (including the market flex provisions).

(e) For purposes of this Agreement (other than with respect to representations in this Agreement made by or with respect to the Parent or the Purchaser that speak as of the date hereof or another specified date), references to the “Debt Commitment Letter” shall include such document as permitted or required by this Section 4.12 to be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived, in each case from and after such amendment, supplement, replacement, substitution, termination or other modification or waiver and, for the avoidance of doubt, references to “Financing” shall include, in whole or in part (as applicable), any supplemental, replacement or substitute financing provided for thereunder.

(f) The Parent and the Purchaser acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to complete the Arrangement subject to the terms and conditions hereof, are not conditioned on obtaining of the Financing or any Alternative Financing or on the performance of any party to the Debt Commitment Letter.

Section 4.13 Transferred Information

The Parties acknowledge that the disclosure of Transferred Information was necessary for the purposes of the Purchaser and the Parent in determining whether to enter into this Agreement and consummate the transactions contemplated herein. The Purchaser and the Parent shall at all times comply with all Applicable Laws governing the protection of Personal Information with respect to Transferred Information disclosed or otherwise provided to the Purchaser and/or the Parent by the Company and its Subsidiaries under this Agreement. The Purchaser and the Parent shall not disclose the Transferred Information without the consent of the Person concerned, unless authorized to do so under Applicable Law. Notwithstanding anything to the contrary herein, the Parties agree that any breach of this Section 4.13 by any Party shall not by itself cause any condition to the completion of the Arrangement in Article 6 to fail to be satisfied or give rise by itself to any right to terminate under Article 7.

ARTICLE 5

ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1 Non-Solicitation

(1)	No-Shop; Other Offers.

(a)

No-Shop. Except as otherwise expressly permitted by the remainder of this Section 5.1, until the earlier to occur of the valid termination of this Agreement pursuant to Article 7 and the Effective Time, the Company shall not, and the Company shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly induce the making, submission or announcement of, or knowingly facilitate or encourage the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, participate or engage in any discussions or negotiations with, furnish any material nonpublic information relating to the Company or any of its Subsidiaries or knowingly afford access to the business, properties, assets, books or records, or to any personnel, of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in each case relating to an Acquisition Proposal by such Third Party or that would reasonably be expected to lead to an Acquisition Proposal, (iii) (A) withhold (or qualify or modify in a manner adverse to the Parent or the Purchaser), or publicly announce its intention to do the same, the Company Recommendation, or fail to include the Company Recommendation in the Company Proxy in accordance with Section 2.3, (B) other than with respect to a tender offer or exchange offer, within 5 Business Days of the Parent’s written request, fail to make or reaffirm the Company Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or broadly sent or given to the shareholders of the Company, (C) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation D promulgated under the 1934 Act within 10 Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender offer or exchange offer (any of the foregoing in clauses (A) through (D), an “Adverse Recommendation Change”) or (iv) enter into any agreement in principle, letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement or other similar instrument providing for, or that would reasonably be expected to lead to, an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. Within four Business Days after the date hereof, the Company shall (i) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement and (ii) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such Person and its Representatives.

(b)	Exceptions. Notwithstanding anything contained in this Section 5.1 to the contrary, at any time prior to receipt of the Required Approval:

(i)

the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives that has made a bona fide written offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that did not result from a material breach of Section 5.1(1)(a) that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes or would reasonably be expected to lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives nonpublic information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records and personnel of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that, to the extent that any nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given access which was not previously provided to or made available to the Parent, such nonpublic information or access is provided or made available to the Parent and its Representatives substantially contemporaneously with (and in any event within 24 hours of) the time it is provided to such Third Party; and

(ii)

subject to compliance with Section 5.1(1)(d), the Board of Directors may, (A) in response to a bona fide written offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that did not result from a material breach of Section 5.1(1)(a) that the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, make an Adverse Recommendation Change and terminate this Agreement pursuant to and in accordance with Section 7.2(1)(c)(ii) in order to substantially concurrently enter into a written definitive agreement for such Superior Proposal or (B) in response to an Intervening Event make an Adverse Recommendation Change, if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, in such case, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.

In addition, nothing contained in this Agreement shall prevent the Company or the Board of Directors (or any committee thereof) from (1) taking and disclosing to the Company Shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to the transactions contemplated by this Agreement or an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal (provided that neither the Company nor the Board of Directors may make an Adverse Recommendation Change unless permitted by this Section 5.1(1)(b)), (2) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (3) contacting and engaging in discussions with any person or group and their respective Representatives who has made an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that was not solicited in breach of this Section 5.1 and was received by the Company after the date hereof, solely for the purpose of clarifying such offer, inquiry, proposal or indication of interest and the terms thereof or informing such Third Party of the restrictions imposed by this Section 5.1.

(c)

Required Notices. Prior to the earlier of the valid termination of this Agreement pursuant to Article 7 and the Effective Time, the Company shall (i) notify the Parent promptly (and in any event no later than 24 hours) (A) of the receipt by the Company of any written Acquisition Proposal (including any bona fide written offer, inquiry, proposal or indication of interest with respect to thereto) or any written amendment or modification to the material terms of any Acquisition Proposal or any material discussions with respect to any such Acquisition Proposal and such notice shall include, to the extent then known to the Company, the identity of the Person making the Acquisition Proposal (or bona fide offer, inquiry, proposal or indication of interest with respect to thereto) and the material terms and conditions thereof (along with unredacted copies of all material proposed transaction agreements (including financing commitments) and other material documents provided in connection therewith, including copies of all portions of written materials sent or provided to the Company or any of its Subsidiaries that describe such material terms and conditions thereof) and (B) of any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records or personnel of the Company or any of its Subsidiaries by any Third Party that has notified the Company that it is considering making, or has made, an Acquisition Proposal and (ii) keep the Parent reasonably informed on a reasonably current basis (but in no event less often than once every 24 hours) of any changes (or any material discussions with respect thereto) to the status and material terms and conditions (along with unredacted copies of all material proposed transaction agreements (including financing commitments) and other material documents provided in connection therewith, including copies of all portions of written materials sent or provided to the Company or any of its Subsidiaries that describe such material terms and conditions thereof) of any Acquisition Proposal (or bona fide offer, inquiry, proposal or indication of interest with respect to thereto).

(d)

Last Look. Neither the Board of Directors nor the Company shall be permitted to take any of the actions referred to in Section 5.1(1)(b)(ii) unless (i) the Company shall have notified the Parent, in writing and at least four Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change, and (A) in the case of a Superior Proposal, including the identity of the Person or group making such proposal, the terms thereof and attaching a copy of all proposed agreements (including a true and complete copy of any proposed definitive agreement for such Superior Proposal, if any) and other documents and information contemplated by Section 5.1(1)(c)(i) for the Superior Proposal, if applicable or (B) in the case of an Intervening Event, reasonably detailed description of the facts and circumstances relating to such Intervening Event, (ii) during such four Business Day period following the date on which such notice is received, the Company shall have and shall have caused its Representatives to, negotiate with the Parent in good faith (to the extent the Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as the Parent may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below, the “Matching Period”), the Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by the Parent that, if accepted by the Company, would be binding upon the Parent, and shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure of the Board of Directors to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law, and, in the case of Superior Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal and

(iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to the Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence (provided that the notice period thereunder shall only be three Business Days) during which time the Company shall be required to comply with the requirements of this Section 5.1(1)(d) with respect to such additional notice, including clauses (i) through (iii) above.

(e)

Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited, written Acquisition Proposal, made after the date of this Agreement (but substituting “50%” for all references to “20%” in the definition of such term) that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, is more favorable from a financial point of view to the Company Shareholders (solely in their capacity as such) than the transactions contemplated by this Agreement, in each case, taking into consideration (i) all relevant factors (including the identity of the counterparty, the terms and conditions of such Acquisition Proposal (including the transaction consideration, conditionality, timing, legal, financial (including any break-up fee), certainty of financing and regulatory approvals and the expected timing and likelihood of consummation and such other factors determined by the Board of Directors in good faith to be relevant)) and (ii) if applicable, any changes to the terms of this Agreement proposed by the Parent pursuant to this Section 5.1 that, if accepted by the Company, would be binding upon the Parent.

(f)

Definition of Intervening Event. For purposes of this Agreement, “Intervening Event” means an event, fact, circumstance, development or occurrence that (i) was not known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to or by the Board of Directors prior to receipt of the Required Approval or (ii) was known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, but the consequences of which (or the magnitude thereof) were not and (iii) does not relate to an Acquisition Proposal; provided, that in no event shall the following constitute or be taken into account in determining the existence of an Intervening Event: (A) the Company meeting, failing to meet or exceeding any internal or published revenue or earnings forecasts or projections for any period or (B) changes in the market price or trading volume of Common Shares, provided that in the case of the foregoing clauses (A) and (B), the underlying causes of such Effect may be considered and taken into account in determining whether there has been an Intervening Event.

ARTICLE 6

CONDITIONS

Section 6.1 Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the written consent of each of the Parties:

(1)	Arrangement Resolution. The Required Approval shall have been obtained at the Company Meeting in accordance with the Interim Order and Applicable Law.

(2)

Interim and Final Order. The Interim Order and the Final Order shall have each been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to either the Company or the Parent, each acting reasonably, on appeal or otherwise.

(3)

HSR Approval. Any applicable waiting period (including any extension thereof and any timing agreement with a Governmental Authority) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(4)

Specified Regulatory Approvals. Each of the Specified Regulatory Approvals has been made, given or obtained, and each such Specified Regulatory Approval is in force and has not been modified or withdrawn.

(5)

Illegality. No Applicable Law is in effect which makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company, the Parent or the Purchaser from consummating the Arrangement. No Order issued by a court or other Governmental Authority of competent jurisdiction which prohibits the consummation of the transactions contemplated hereby shall have been issued and remain in effect.

Section 6.2 Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Purchaser and may only be waived (to the extent permitted by Applicable Law), in whole or in part, by the Purchaser in its sole discretion:

(1)

Representations and Warranties. (i) The representations and warranties of the Company set forth in Paragraphs 1(a) (Corporate Existence and Power), 2 (Corporate Authorization), 4(a) (Non-Contravention), 5(a) and (b) (Capitalization), 24 (Finders’ Fees) and 25 (Opinions of Financial Advisors) of Schedule C that (A) are not qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects (but for de minimis inaccuracies) as of the date hereof and as of the Effective Time as if made at and as of the Effective Time (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) and (B) are qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects as of the date hereof and as of the Effective Time as if made at and as of the Effective Time (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) without disregarding such Company Material Adverse Effect or other materiality qualifiers qualifications, (ii) the representations and warranties of the Company contained in Paragraph 10(b) (Absence of Certain Changes) of Schedule C shall be true and correct in all respects as of the date hereof and as of the Effective Time as if made at and as of the Effective Time, (iii) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the date hereof and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iv) the Parent shall have received a certificate signed by an executive officer of the Company to the effect that the conditions set forth in foregoing clauses (i) – (iii) and Section 6.2(2) and Section 6.2(3) have been satisfied.

(2)

Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time.

(3)	Company Material Adverse Effect. There shall have not occurred a Company Material Adverse Effect since the date of this Agreement.

Section 6.3 Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Company and may only be waived (to the extent permitted by Applicable Law), in whole or in part, by the Company in its sole discretion:

(1)

Representations and Warranties. (a) The representations and warranties of the Parent and the Purchaser contained in Paragraphs 1(a) (Existence and Power), 2 (Corporate Authorization), 4(a) (Non-Contravention) and 6 (Finders’ Fees) of Schedule D that (A) are not qualified by Parent Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects (but for de minimis inaccuracies) as of the date hereof and as of the Effective Time as if made at and as of the Effective Time (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) and (B) are qualified by Parent Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects as of the date hereof and as of the Effective Time as if made at and as of the Effective Time, and (b) the Company shall have received a certificate signed by an executive officer of the Parent to the effect that the conditions set forth in foregoing clause (a) and Section 6.3(2) have been satisfied.

(2)

Performance of Covenants. Each of the Parent and the Purchaser has fulfilled or complied in all material respects with each of the covenants of the Parent and the Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time.

ARTICLE 7

TERM AND TERMINATION

Section 7.1 Term

This Agreement shall be effective from the date hereof until the termination of this Agreement in accordance with its terms.

Section 7.2 Termination

(1)	This Agreement may be terminated and the Arrangement abandoned at any time prior to the Effective Time by:

(a)	the mutual written agreement of the Parties; or

(b)	either the Company or the Parent if:

(i)	No Required Approval by Shareholders. The Required Approval is not obtained at the Company Meeting in accordance with the Interim Order;

(ii)	Illegality. There shall be any Order issued by any court or other Governmental Authority of competent jurisdiction rendering illegal or permanently enjoining the Arrangement and such Order shall have become final and nonappealable; provided that, at the time at which such Person would otherwise exercise such termination right, the material breach by such Person (and, in the case of the Parent, the Purchaser’s) of its (or their) obligations under this Agreement has not been the primary cause of, or resulted in, the events specified in this Section 7.2(1)(b)(ii); or

(iii)

Occurrence of Outside Date. (A) The Effective Time shall not have occurred on or before February 8, 2025 (provided that if as of such date all conditions set forth in Section 6.1, 6.2 and 6.3 shall have been satisfied or waived (other than those conditions that are to be satisfied by action taken at the Effective Time but subject to those conditions being capable of being satisfied) other than the conditions set forth in Section 6.1(3), Section 6.1(4), or Section 6.1(5) (solely as it relates to this condition not being satisfied or waived due to a Competition Law or Foreign Investment Law), then such date shall automatically be extended by up to two (2) additional three (3) month periods (as may be so extended, the “Outside Date”)), and (B) the Party seeking to terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have materially contributed to the failure to complete the Arrangement on or before such date.

(c)	the Company if:

(i)

Breach of Representation or Warranty or Failure to Perform Covenant by the Parent or the Purchaser. A breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or the Purchaser set forth in this Agreement shall have occurred (A) that would cause any of the conditions set forth in Section 6.3 not to be satisfied and (B) that is incapable of being cured or, if curable, has not been cured by the date that is 20 Business Days after its receipt of written notice thereof from the Company (or, if earlier, five Business Days prior to the Outside Date); provided that the right to terminate this Agreement pursuant to this Section 7.2(1)(c)(i) shall not be available if the Company is at such time in material breach, or if there is any inaccuracy, of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 6.2(1) or Section 6.2(2); or

(ii)

Superior Proposal. Prior to receipt of the Required Approval, the Board of Directors authorizes the Company to enter into a written definitive agreement concerning a Superior Proposal in accordance and compliance with Section 5.1 (with such agreement being entered into substantially concurrently with the valid termination of this Agreement); provided that concurrently with such termination, the Company pays the Company Termination Fee payable pursuant to Section 8.2.

(d)	the Parent if:

(i)

Breach of Representation or Warranty or Failure to Perform Covenant by Company. If a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 6.2(1) or Section 6.2(2) not to be satisfied and (B) is incapable of being cured or, if curable, has not been cured by the date that is 20 Business Days after its receipt of written notice thereof from the Parent (or, if earlier, five Business Days prior to the Outside Date); provided that the right to terminate this Agreement pursuant to this Section 7.2(1)(d)(i) shall not be available if the Parent or the Purchaser is at such time in material breach, or if there is any inaccuracy, of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 6.3; or

(ii)	Adverse Recommendation Change. Prior to receipt of the Required Approval, if an Adverse Recommendation Change shall have occurred.

(2)

The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give written notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 7.3 Effect of Termination/Survival

(1)

If this Agreement is terminated pursuant to Section 7.2, this Agreement shall become void and of no effect without liability of any Party to the other Parties (or any shareholder, director, officer, employee, agent, consultant or representative of such Party), subject to Section 8.2 in all respects; provided that, no Party shall be relieved of liability to the extent such termination shall result from the fraud or any material and willful breach of this Agreement by a Party prior to termination, and in each such case, such Party shall be fully liable for any and all liabilities and damages that were incurred or suffered by the other Parties as a result of such failure or breach. The Confidentiality Agreement and the provisions of this Section 7.3, Section 2.11, Section 4.3(2) and Article 8 shall survive any termination hereof pursuant to Section 7.2.

(2)	The representations and warranties contained in Schedule C and Schedule D and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1 Amendments

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracy or modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	waive compliance with or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions contained in this Agreement.

Section 8.2 Expenses and Termination Fees

(1)

If this Agreement is validly terminated by the Company pursuant to Section 7.2(1)(c)(ii) to enter into a written definitive agreement with a Third Party or by the Parent pursuant to Section 7.2(1)(d)(ii), the Company shall pay or cause to be paid to the Parent in immediately available funds $75,000,000 (in each case, such fee, the “Company Termination Fee”), in the case of a termination by the Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(2)

If, (A) this Agreement is validly terminated by (1) the Parent or the Company pursuant to (x) Section 7.2(1)(b)(iii) and at the time of such termination the Required Approval has not been received or (y) Section 7.2(1)(b)(i) or (2) by the Parent pursuant to Section 7.2(1)(d)(i), (B) following the execution and delivery of this Agreement and prior to such valid termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced or publicly disclosed and not publicly withdrawn or otherwise abandoned at least two Business Days prior to such termination of this Agreement, and (C) within 12 months following such valid termination of this Agreement, either an Acquisition Proposal is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Proposal, then the Company shall concurrently with such consummation or entry into a definitive agreement, pay, or cause to be paid, to the Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Parent. For purposes of this Section 8.2(2) all references to “twenty percent (20%)” in the definition of “Acquisition Proposal” shall be deemed to be references to “fifty percent (50%).”

(3)

If this Agreement is terminated by the Parent or the Company pursuant to (i) Section 7.2(1)(b)(iii) and, at the time of such termination, (A) any of the conditions set forth in Section 6.1(5) (to the extent the applicable Order arises from or relates to Competition Laws or Foreign Investment Laws), Section 6.1(3) or Section 6.1(4) (such conditions in this clause (A), the “Applicable Conditions”) shall not have been satisfied, (B) a breach by the Company of its obligations under Section 4.2 has not been the principal cause of the failure of any of the Applicable Conditions to not be satisfied and (C) all other conditions set forth in Sections 6.1 (including Section 6.1(5) to the extent the applicable Order does not arise from or relate to Competition Laws or Foreign Investment Laws) and 6.2 shall have been satisfied (other than conditions that by their nature are to be satisfied at the Effective Time (assuming for the purpose of determining whether such other conditions set forth in Sections 6.1 and 6.2 have been satisfied in this clause, that all references to the “Effective Time” in such other conditions in Sections 6.1 and 6.2 shall be deemed to refer instead to the time of termination of this Agreement)) or waived in accordance with this Agreement, other than those conditions the failure of which to be satisfied was materially contributed to by a breach by Parent or Purchaser of their representations, warranties, covenants or agreements contained in this Agreement, or (ii) Section 7.2(1)(b)(ii) (to the extent the applicable Order arises from or relates to Competition Laws or Foreign Investment Laws), and, at the time of such termination, a breach by the Company of its obligations under Section 4.2 has not been the principal cause of such Order or such imposition of such Order, then Parent shall, within three Business Days following any such termination, pay to the Company, in cash by wire transfer of immediately available funds to the account designated in writing by the Company, $150,000,000 (such fee, the “Parent Termination Fee”).

(4)

Each Party agrees that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Parties would not enter into this Agreement and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, the right to payment of the Company Termination Fee or the Parent Termination Fee constitutes a reasonable estimate of the losses, damages, claims, costs or expenses that will be suffered by reason of any such valid termination of this Agreement and constitutes liquidated damages (and not a penalty) (and that neither such amount is excessive or unreasonably large, given the Parties’ intent and dealings with each other), and for greater certainty is not and is not intended to be an inducement, refund, reimbursement or assistance to either Party for entering into this Agreement, and hereby irrevocably waives, and agrees not to assert in any Proceeding arising out of or relating to this Agreement, any claim to the contrary.

(5)

Notwithstanding anything herein to the contrary, (i) the Parent and the Purchaser agree that, except in the case of fraud or any material and willful breach of this Agreement by the Company, upon any valid termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to this Section 8.2 and such Company Termination Fee is paid in full, the receipt by the Parent of the Company Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy of the Parent and the Purchaser in connection with this Agreement or the transactions contemplated hereby and neither the Parent nor the Purchaser shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders, Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby and (ii) the Company agrees that, except in the case of fraud or any material and willful breach of this Agreement by the Parent or the Purchaser, upon any valid termination of this Agreement under circumstances where the Parent Termination Fee is payable by the Parent pursuant to this Section 8.2 and such fee is paid in full, the receipt by the Company of the Parent Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy of the Company in connection with this Agreement or the transactions contemplated hereby and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent or any of Parent’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby. Each Party acknowledges and agrees that in no event shall the Company or Parent, as applicable, be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion. For the avoidance of doubt, nothing in this Section 8.2 shall limit any remedies of the Parent or the Purchaser prior to any such valid termination of this Agreement under circumstances where the Company Termination Fee or the Parent Termination Fee is payable pursuant to this Section 8.2, including specific performance pursuant to Section 8.6. In no event will any Party be entitled to receive both (x) a grant of specific performance which results in the consummation of the Effective Time as contemplated in this Agreement and (y) payment of the Company Termination Fee or the Parent Termination Fee, as applicable.

Section 8.3 Expenses

(1)

Except as otherwise specifically provided for in this Agreement, all out-of-pocket Third Party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement, including all costs, expenses and fees of the Company incurred prior to or after the Effective Date in connection with, or incidental to, the Plan of Arrangement, the Company Proxy or the Company Meeting, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

Section 8.4 Notices

Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or email and addressed:

(a)	to the Company at:

Masonite International Corporation

1242 East 5th Avenue

Tampa, FL 33605

Attention:   Legal Department

Email:     [Redacted]

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Benjamin M. Roth, Elina Tetelbaum

Email: BMRoth@WLRK.com; ETetelbaum@wlrk.com

(b)	to the Purchaser at:

MT Acquisition Co ULC

c/o Owens Corning

One Owens Corning Parkway

Toledo, OH 43659

Attention: Gina A. Beredo, Executive Vice President, General Counsel and Corporate Secretary

Email: [Redacted]

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: James Dougherty, Cheryl Chan

Email: james.dougherty@davispolk.com; cheryl.chan@davispolk.com

(c)	to the Parent at:

Owens Corning

One Owens Corning Parkway

Toledo, OH 43659

Attention: Gina A. Beredo, Executive Vice President, General Counsel and Corporate Secretary

Email: [Redacted]

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: James Dougherty, Cheryl Chan

Email: james.dougherty@davispolk.com; cheryl.chan@davispolk.com

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day or (iii) if sent by email, on the date such email was sent if it is a Business Day and such email was sent prior to 5:00 p.m. (New York City time) and otherwise on the next Business Day (provided in the case of email that no “bounceback” or notice of non-delivery is received by the sender within thirty (30) minutes of the time of sending). A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 8.5 Time of the Essence

Time is of the essence in this Agreement.

Section 8.6 Injunctive Relief

Each Party agrees that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such Party in accordance with their specific terms or were otherwise breached by such Party. It is accordingly agreed that each Party shall be entitled to injunctive and other equitable relief to prevent breaches of this Agreement by any other Party, and to enforce compliance with the terms of this Agreement by any other Party without any requirement of the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which such Party may be entitled at law or in equity. The Parties hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law.

Section 8.7 Company Disclosure Letter and SEC Document References.

The Parties agree that any reference in a particular section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in the Company Disclosure Letter will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect, and the disclosure therein of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted in certain sections of the Company Disclosure Letter for convenience of reference only and will not be considered a part of or affect the construction or interpretation of such sections. The information provided in the Company Disclosure Letter is being provided solely for the purpose of making disclosures under this Agreement. In disclosing such information, the disclosing party does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 8.8 Third Party Beneficiaries

Except as provided in Section 4.8, and which, without limiting their terms, are intended as stipulations for the benefit of the Third Parties mentioned in such provisions (such Third Parties referred to in this Section 8.8 as the “Indemnified Persons”) and except for the rights of the Company Shareholders to receive the aggregate consideration following the Effective Time in accordance with, and subject to, the terms and conditions of this Agreement (including Section 8.2(5)) and the right of the Company, on behalf of the holders of Common Shares, holders of RSUs, holders of PRSUs and holders of SARs (each of which are third party beneficiaries of this Agreement to the extent required for this provision to be enforceable), to pursue specific performance as set forth in Section 8.6 or, if specific performance is not sought or granted as a remedy, damages (which damages the parties acknowledge and agree will not be limited to reimbursement of expenses or out of pocket costs and may include the benefit of the bargain lost by such holders (including the premium reflected in the aggregate consideration payable by the Purchaser pursuant to the Arrangement, which was specifically negotiated by the Board of Directors on behalf of such holders and taking into consideration all other relevant matters)) in the event of a breach by Parent of this Agreement, it being agreed that in no event shall any such holder be entitled to enforce any of its rights, or any of Parent’s or Purchaser’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such holders, the Parties intend that this Agreement will not benefit or create any right or cause of action in favor of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any Proceeding or other forum.

Section 8.9 Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.10 Entire Agreement

This Agreement, together with the Confidentiality Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

Section 8.11 Successors and Assigns

(1)

This Agreement becomes effective only when executed by each of the Parties. After that time, it will be binding upon and enure to the benefit of each of the Parties and their respective successors and permitted assigns.

(2)

Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party; provided that each of the Parent and the Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) another wholly owned direct or indirect Subsidiary of the Parent (provided, that assignment would not impede or delay in any respect the consummation of the transactions contemplated hereby) or (ii) after the Effective Time, to any Person (provided that, in each case, no such assignment shall relieve the Parent or the Purchaser of its obligations under this Agreement or enlarge, alter or change any obligation of any Party or due to the Parent or the Purchaser). Any purported assignment, delegation or other transfer without such consent or otherwise consistent with the foregoing sentence shall be void.

Section 8.12 Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.13 Governing Law

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(2)

Each Party irrevocably attorns and submits to the exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.14 Rules of Construction

The Parties to this Agreement waive the application of any Applicable Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

Section 8.15 No Liability

No director or officer of the Parent or the Purchaser shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Parent or the Purchaser. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Parent or the Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.

Section 8.16 Language

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 8.17 Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by electronic copy) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties agree that electronic signatures will have the same legal effect as original signatures and that the Parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

Section 8.18 Financing Parties

Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries and its controlled Affiliates and their respective Representatives (collectively, the “Company Parties”) hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, directly involving the Financing Parties, arising out of or relating to this Agreement, any Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or New York State courts located in the County of New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court; (b) agrees that any such Proceeding shall be governed by the laws of the State of New York, except as expressly otherwise provided in any applicable commitment letter or other applicable definitive document relating to the Financing; (c) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or New York State court in the County of New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by Applicable Law trial by jury in any Proceeding brought against the Financing Parties in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that none of the Financing Parties will have any liability to any of the Company Parties relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and (g) agrees that (and each other Party agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.18, and such provisions and the definition of “Financing Parties” and “Financing” shall not be amended in any way adverse to the Financing Parties without the prior written consent of the Financing Parties. Notwithstanding the foregoing, nothing in this Section 8.18 shall in any way limit or modify (i) the rights and obligations of Parent under this Agreement, (ii) any Financing Party’s obligations under any commitment letter relating thereto, to the other parties party thereto on the terms and conditions set forth therein, or (iii) following the Effective Time, solely to the extent the Company and/or any of its Subsidiaries are parties to the Financing at such time, the rights of the Company and/or its Subsidiaries that are party to the Financing.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

OWENS CORNING

By:	/s/ Todd Fister
Name:	Todd Fister
Title:	Executive Vice President and Chief Financial Officer

MT ACQUISITION CO ULC

By:	/s/ Matthew Fortunak
Name:	Matthew Fortunak
Title:	Director

MASONITE INTERNATIONAL CORPORATION

By:	/s/ Howard C. Heckes
Name:	Howard C. Heckes
Title:	President and Chief Executive Officer

Signature Page to Arrangement Agreement

Schedule A

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER DIVISION 5 OF PART 9

OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

INTERPRETATION

1.1	Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“2012 Plan” means the Company Amended and Restated 2012 Equity Incentive Plan, as most recently amended and/or restated.

“2021 Plan” means the Company 2021 Omnibus Incentive Plan, as most recently amended and/or restated.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that, for purposes of this Agreement, the Parent and the Purchaser shall be deemed not to be Affiliates of the Company and vice versa.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, provincial or local law, constitution, treaty, act, statute, code, rule, regulation, order, injunction, judgment, decree, writ, award, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority in any relevant jurisdiction that is binding upon or applicable to such Person, including any Competition Law or Foreign Investment Law.

“Arrangement” means an arrangement pursuant to the provisions of Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Parent, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement dated as of February 8, 2024 among the Parent, the Purchaser and the Company (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Company Meeting.

“BCBCA” means the Business Corporations Act (British Columbia).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Vancouver, British Columbia, Toronto, Ontario or New York, New York.

“Cash-Out PRSU” means each PRSU that is outstanding immediately prior to the Effective Time that (i) is held by a holder who is not a Company Employee as of immediately prior to the Effective Time or (ii) vests automatically on or prior to the Effective Time in accordance with the terms and conditions applicable to such PRSU.

“Cash-Out RSU” means each RSU that is outstanding immediately prior to the Effective Time that (i) is held by a holder who is not a Company Employee as of immediately prior to the Effective Time or (ii) vests automatically on or prior to the Effective Time in accordance with the terms and conditions applicable to such RSU.

“Common Shares” means the common shares in the capital of the Company.

“Company” means Masonite International Corporation, a corporation incorporated under the laws of British Columbia.

“Company Disclosure Letter” means the disclosure letter dated the date of the Arrangement Agreement and delivered by the Company to the Parent and the Purchaser with the Arrangement Agreement.

“Company Employee” means an employee of the Company or its Subsidiaries.

“Company Equity Awards” means the RSUs, PRSUs and SARs.

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution.

“Company Shareholders” means the registered or beneficial holders of the Common Shares, as the context requires.

“Competition Laws” means the HSR Act, Competition Act (Canada) and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Consideration” means $133.00 in cash per Common Share, without interest.

“Court” means the Supreme Court of British Columbia.

“Depositary” means American Stock Transfer & Trust Company, in its capacity as depositary for the Arrangement, or such other Person as the Company and the Parent mutually agree to engage as depositary for the Arrangement.

“Dissent Rights” has the meaning specified in Section 3.1.

“Dissenting Shareholder” means a registered holder of Common Shares as of the Record Date who has duly and validly exercised its Dissent Rights in accordance with Section 3.1 and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Right and who is ultimately determined to be entitled to be paid the fair value of its Common Shares.

“DRS Advice” means a direct registration statement advice.

“Effective Date” means the date on which the Arrangement becomes effective, which shall be the date on which the Effective Time occurs.

“Effective Time” means the time of the consummation of the Arrangement in accordance with the terms of the Arrangement Agreement.

“Employee Share Purchase Plan” means the Company 2014 Employee Stock Purchase Plan, as most recently amended and/or restated.

“Equity Award Exchange Ratio” means a fraction, the numerator of which is the Consideration and the denominator of which is the Parent Trading Price.

“Equity Plans” means the Employee Share Purchase Plan, 2012 Plan and 2021 Plan.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA in a form acceptable to the Company and the Parent, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Parent, each acting reasonably) at any time prior to the Effective Date.

“Foreign Investment Laws” means the Investment Canada Act and any other Applicable Law intended to prohibit, restrict, or regulate acquisitions or investments in Persons organized, domiciled, or operating in a jurisdiction by foreign Persons.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local governmental, regulatory or administrative authority, department, court, agency or official, or the NYSE or any self-regulatory organization.

“Interim Order” means the interim order of the Court pursuant to Section 291 of the BCBCA in a form acceptable to the Company and the Parent, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Parent, each acting reasonably.

“Letter of Transmittal” means the letter of transmittal, in customary form and containing such provisions as the Company and Parent may reasonably specify, to be sent to the Company Shareholders in connection with the Arrangement.

“Lien” means, with respect to any property or asset, any mortgage, lien (statutory or otherwise), pledge, charge, hypothecation, security interest, encumbrance or other similar adverse claim of any kind in respect of such property or asset.

“NYSE” means the New York Stock Exchange.

“Parent” means Owens Corning, a corporation formed under the laws of the State of Delaware.

“Parent Common Stock” means common stock of the Parent, par value of $0.01 per share.

“Parent RSU” means a time-vesting restricted stock unit award of the Parent.

“Parent Trading Price” means the volume weighted average closing sale price of one share of Parent Common Stock as reported on the New York Stock Exchange for the 10 consecutive trading days ending on the date that is two trading days prior to the Effective Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events) as reported by Bloomberg L.P.

“Parties” means the Company, the Parent and the Purchaser and “Party” means any one of them.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Plan of Arrangement” means this plan of arrangement and any amendments or variations made in accordance with the Arrangement Agreement or Section 5.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Parent, each acting reasonably.

“PRSU” means a performance-based restricted share unit issued by the Company pursuant to, or otherwise governed by the Equity Plans, that vests in whole or in part based on the achievement of performance goals, pursuant to which the holder has a right to receive Common Shares or an equivalent cash payment after the vesting or lapse of restrictions applicable to such unit. “PRSUs” shall not include any RSUs.

“PRSU Consideration” means, with respect to any Cash-Out PRSU, an amount in cash equal to the product of (A) the number of Common Shares that are subject to such Cash-Out PRSU immediately prior to the Effective Time determined in accordance with Section 2.7 of the Company Disclosure Letter, multiplied by (B) the Consideration.

“Purchaser” means MT Acquisition Co ULC, an unlimited liability company incorporated under the laws of British Columbia, or, in accordance with Section 8.11 of the Arrangement Agreement, any of its successors or permitted assigns.

“Record Date” means the record date for the purpose of determining Company Shareholders entitled to receive notice of and to vote at the Company Meeting.

“Registrar” means the Person appointed as the Registrar of Companies under section 400 of the BCBCA.

“Rollover PRSU” means each PRSU (other than a Cash-Out PRSU) that is outstanding immediately prior to the Effective Time

“Rollover RSU” means each RSU (other than a Cash-Out RSU) that is outstanding immediately prior to the Effective Time.

“RSU” means a restricted share unit issued by the Company pursuant to, or otherwise governed by the Equity Plans, that vests solely upon the continued service of the holder over a specified period of time (including any such unit subject to any previously satisfied performance goals), pursuant to which the holder has a right to receive Common Shares or an equivalent cash payment after the vesting or lapse of restrictions applicable to such unit. “RSUs” shall not include any PRSUs.

“RSU Consideration” means, with respect to any Cash-Out RSU, an amount in cash equal to the product of (A) the number of Common Shares that are subject to such Cash-Out RSU immediately prior to the Effective Time, multiplied by (B) the Consideration.

“SAR” means a share appreciation right issued by the Company pursuant to, or otherwise governed by any of the Equity Plans, representing a right to receive Common Shares or an equivalent cash payment upon exercise.

“SAR Consideration” means, in respect of any SAR, an amount in cash equal to the product of (i) the excess, if any, of the Consideration over the exercise price per Common Share subject to such SAR, multiplied by (ii) the number of Common Shares covered by such SAR immediately prior to the Effective Time.

“Subsidiary” means, with respect to any Person, (i) any entity of which such Person, directly or indirectly, owns (A) securities or other ownership interests having ordinary voting power to elect a majority of the board or other governing body of directors or other Person or body performing similar functions or (B) more than 50% of the outstanding equity or financial interests or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.

“Tax Act” means the Income Tax Act (Canada).

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including schedules or documents with respect thereto, estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes (and any amendments thereof or appendices or attachments thereto).

“Taxes” means any taxes or other assessments, duties, imposts, fees or charges in the nature of a tax (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax.

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended.

1.2	Certain Rules of Interpretation.

In this Plan of Arrangement, unless otherwise specified:

The words “hereof,” “herein” and “hereunder” and words of like import used in this Plan of Arrangement will refer to this Plan of Arrangement as a whole and not to any particular provision of this Plan of Arrangement. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to “Articles” and “Sections” are to Articles and Sections of this Plan of Arrangement unless otherwise specified. Any singular term in this Plan of Arrangement will be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Plan of Arrangement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” will not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Plan of Arrangement will mean the degree to which a subject or other thing extends, and such word or phrase will not simply “if.” References to any statute, law or other Applicable Law will be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder will be paid in United States currency in the manner and at the times set forth herein. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to “law,” “laws” or to a particular statute or law will be deemed to also include any Applicable Law. References to time are to local time in New York, New York.

ARTICLE 2

THE ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of the Arrangement Agreement.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement will become effective at, and be binding at and after, the times referred to in Section 2.3 on: (i) the Company, (ii) the Purchaser, (iii) the Parent, (iv) all registered and beneficial Company Shareholders (including Dissenting Shareholders), (v) the holders of Company Equity Awards and participants in the Employee Share Purchase Plan; and (vi) the Depositary, in each case without any further act or formality required on the part of the Court, the Registrar or any other Person.

2.3	Arrangement

At the Effective Time, each of the following events shall occur and shall be deemed to occur sequentially in the order set out below without any further authorization, act or formality, in each case, effective as at one minute intervals starting at the Effective Time, except as indicated otherwise:

(a)

each Cash-Out RSU shall, by virtue of the Arrangement in accordance with the terms of the applicable Equity Plan and without any required action on the part of the Company or the holder of such Cash-Out RSU, be cancelled and the holder of such Cash-Out RSU shall be paid the RSU Consideration;

(b)

each Cash-Out PRSU shall, by virtue of the Arrangement in accordance with the terms of the applicable Equity Plan and without any required action on the part of the Company or any holder of such Cash-Out PRSU, be cancelled and the holder of such Cash-Out PRSU shall be paid the PRSU Consideration. For the avoidance of doubt, any portion of a PRSU that is forfeited at or prior to the Effective Time due to the failure to achieve applicable performance goals shall not be considered outstanding as of the Effective Time and shall not be treated as a Rollover PRSU or entitled to any PRSU Consideration;

(c)

each SAR that is outstanding immediately prior to the Effective Time shall, by virtue of the Arrangement in accordance with the terms of the applicable Equity Plan and without any required action on the part of the Company or any holder of such SAR, shall be cancelled and the holder of such SAR shall be paid the SAR Consideration, provided that in the case of a SAR that has an exercise price per Common Share that equals or exceeds the Consideration, such SAR shall be canceled upon the Effective Time for no consideration;

(d)

the Employee Share Purchase Plan will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time (but subject to the consummation of the Arrangement);

(e)

all RSU Consideration, PRSU Consideration and SAR Consideration shall be paid, without interest and subject to withholding of all Taxes required by Applicable Law in accordance with Section 4.3, on behalf of the Company and each applicable Affiliate by the Depositary as promptly as practicable following, but in no event later than ten (10) Business Days after, the Effective Time (or such later time as may be required to comply with the provisions of Section 409A of the U.S. Tax Code);

(f)

each Common Share outstanding immediately prior to the Effective Time held by a Dissenting Shareholder shall be deemed to have been assigned and transferred (free and clear of all Liens), without any further act or formality by or on behalf of any Dissenting Shareholder, to the Purchaser, in consideration for a debt claim against the Purchaser for an amount determined under Article 3, and:

(i)

such Dissenting Shareholder shall cease to be the registered holder of such Common Share(s) and to have any rights as a Company Shareholder other than the right to be paid the amount determined under Article 3;

(ii)	such Dissenting Shareholder’s name shall be removed as the registered holder of such Common Share(s) from the applicable register of Company Shareholders maintained by or on behalf of the Company;

(iii)

such Dissenting Shareholder will be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Common Shares transferred pursuant to Section 2.3(f); and

(iv)

the Purchaser shall be deemed to be the transferee of such Common Shares free and clear of all Liens and shall be entered in the register of the Company Shareholders maintained by or on behalf of the Company;

(g)

each Common Share that is issued and outstanding immediately prior to the Effective Time (other than a Common Share held by a Dissenting Shareholder in respect of which Dissent Rights have been duly and validly exercised under Section 2.3(f), the Company or any of its Subsidiaries, the Purchaser, the Parent or any Subsidiary of the Parent) shall be deemed to be assigned and transferred by the holder thereof to the Purchaser in exchange for the Consideration, and:

(i)

each registered holder of such Common Shares shall cease to be the registered holder thereof and to have any rights as a Company Shareholder other than the right to be paid the Consideration pursuant to this Section 2.3(g) and in accordance with this Plan of Arrangement; and

(ii)	the name of each such registered holder shall be removed from the register of the Company Shareholders maintained by or on behalf of the Company; and

(iii)

the Purchaser shall be deemed to be the transferee of such Common Shares free and clear of all Liens and shall be entered in the register of the Company Shareholders maintained by or on behalf of the Company; and

(h)

each Rollover RSU shall, by virtue of the Arrangement in accordance with the terms of the applicable Equity Plan and the Arrangement Agreement and without any required action on the part of the Company or the holder of such Rollover RSU, be exchanged for a Parent RSU in respect of that number of shares of Parent Common Stock (rounded to the nearest whole share in accordance with Section 2.7 of the Company Disclosure Letter) equal to the product of (i) the total number of Common Shares subject to such Rollover RSU immediately prior to the Effective Time, multiplied by (ii) the Equity Award Exchange Ratio. Except as expressly provided in this Section 2.3(h), the Arrangement Agreement or the Company Disclosure Letter, each Parent RSU shall be subject to substantially the same terms and conditions as applied to the corresponding Rollover RSU immediately prior to the Effective Time, including any “double-trigger” vesting provisions applicable to the Rollover RSUs pursuant to their terms as in effect on the date of this Plan of Arrangement;

(i)

each Rollover PRSU shall, by virtue of the Arrangement in accordance with the terms of the applicable Equity Plan and the Arrangement Agreement and without any required action on the part of the Company or any holder of such Rollover PRSU, be exchanged for a Parent RSU in respect of that number of shares of Parent Common Stock (rounded to the nearest whole share in accordance with Section 2.7 of the Company Disclosure Letter) equal to the product of (i) the total number of Common Shares subject to such Rollover PRSU immediately prior to the Effective Time determined in accordance with Section 2.7 of the Company Disclosure Letter, multiplied by (ii) the Equity Award Exchange Ratio. After the Effective Time, each such Parent RSU shall only be subject to time-vesting through the remainder of the originally scheduled performance period (or any later scheduled vesting date). Except as expressly provided in this Section 2.3(i), the Arrangement Agreement or the Company Disclosure Letter, each such Parent RSU shall be subject to substantially the same terms and conditions as applied to the corresponding Rollover PRSU immediately prior to the Effective Time, including any “double-trigger” vesting provisions applicable to the Rollover PRSUs pursuant to their terms as in effect on the date of this Plan of Arrangement;

(j)

the transfers, exchanges, cancellations and payments provided for in this Section 2.3 will be deemed to occur on the Effective Date, notwithstanding that certain of the procedures related thereto are not completed until after the Effective Date.

ARTICLE 3

RIGHTS OF DISSENT

3.1	Rights of Dissent

Each registered holder of Common Shares as of the Record Date may exercise dissent rights with respect to any Common Shares held by such holder (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order and this Section 3.1, provided that, notwithstanding Section 242(1)(a) of the BCBCA, the written objection to the Arrangement Resolution referred to in Section 242(1)(a) of the BCBCA must be received by the Company not later than 5:00 p.m. on the date that is two Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Each Dissenting Shareholder that duly exercises such holder’s Dissent Rights shall, notwithstanding anything to the contrary in Section 245 of the BCBCA, be deemed to have transferred the Common Shares held by such holder and in respect of which Dissent Rights have been validly exercised to the Purchaser free and clear of all Liens (other than the right to be paid fair value for such Common Shares as set out in this Section 3.1), as provided in Section 2.3(f) and if they:

(a)

ultimately are entitled to be paid fair value for such Common Shares: (i) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(f)); (ii) will be entitled to be paid the fair value of such Common Shares by the Purchaser, less any applicable withholdings pursuant to Section 4.3, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the Business Day before the Arrangement Resolution was adopted; and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised their Dissent Rights in respect of such Common Shares; or

(b)

ultimately are not entitled, for any reason, to be paid fair value for such Common Shares, shall be deemed to have participated in the Arrangement on the same basis as a Company Shareholder that is not a Dissenting Shareholder and shall be entitled to receive only the Consideration contemplated by Section 2.3(g) hereof that such Dissenting Shareholder would have received pursuant to the Arrangement if such Dissenting Shareholder had not exercised its Dissent Rights.

3.2	Recognition of Dissenting Shareholders

(a)

In no circumstances shall the Purchaser, the Parent or the Company or any other Person be required to recognize a Person exercising Dissent Rights in respect of any Common Shares unless such Person is the registered holder of those Common Shares as of the Record Date in respect of which such rights are sought to be exercised.

(b)

For greater certainty, in no case shall the Purchaser, the Parent or the Company or any other Person be required to recognize Dissenting Shareholders as holders of Common Shares in respect of which Dissent Rights have been validly exercised after the Effective Time, and the names of such Dissenting Shareholders shall be removed from the Company’s central securities register in respect of those Common Shares at the same time as the event described in Section 2.3(f) occurs.

(c)

In addition to any other restrictions under Division 2 of Part 8 of the BCBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Company Equity Awards; (ii) participants in the Employee Share Purchase Plan; and (iii) holders of Common Shares who vote or have instructed a proxyholder to vote such Common Shares in favour of the Arrangement Resolution (but only in respect of such Common Shares).

ARTICLE 4

CERTIFICATES AND PAYMENTS

4.1	Payment and Delivery of Consideration

(a)

The Parent shall, following receipt of the Final Order and prior to or concurrently with the Effective Time, reserve and authorize for issuance such number of shares of Parent Common Stock as shall be necessary to issue to holders of Parent RSUs issued in conversion of Rollover RSUs and Rollover PRSUs.

(b)

The Purchaser and, subject to the provisions of Section 2.9(2) of the Arrangement Agreement, the Company shall, following receipt of the Final Order and prior to or concurrently with the Effective Time, provide or cause to be provided to, the Depositary with sufficient funds to satisfy the aggregate Consideration, RSU Consideration, PRSU Consideration and SAR Consideration payable to the Company Shareholders and holders of Cash-Out RSUs, Cash-Out PRSUs and SARs pursuant to the Plan of Arrangement (other than with respect to Common Shares held by the Company or any of its Subsidiaries or already owned by the Parent or any of its Subsidiaries and Company Shareholders exercising Dissent Rights), net of any applicable withholdings pursuant to Section 4.3, which funds shall be held by the Depositary in escrow as agent and nominee for such Company Shareholders and holders of Cash-Out RSUs, Cash-Out PRSUs and SARs.

(c)

Upon surrender to the Depositary for cancellation of a certificate or DRS Advice which immediately prior to the Effective Time represented outstanding Common Shares that were transferred pursuant to Section 2.3(f) or Section 2.3(g), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, such Company Shareholder shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Company Shareholder the Consideration which such holder has the right to receive under the Plan of Arrangement for such Common Shares, without interest, less any amounts withheld pursuant to Section 4.3, and any certificate or DRS Advice so surrendered shall forthwith thereafter be cancelled.

(d)

Until surrendered as contemplated by this Section 4.1, each certificate or DRS Advice that immediately prior to the Effective Time represented Common Shares (other than Common Shares in respect of which Dissent Rights have been validly exercised and not withdrawn), shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Consideration which the holder is entitled to receive pursuant to this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such certificate or DRS Advice formerly representing Common Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former Company Shareholder of any kind or nature against or in the Company, the Purchaser or the Parent. On such date, all Consideration to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser and shall be paid over by the Depositary to the Purchaser or as directed by the Purchaser.

(e)

Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Date, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Date, shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable Consideration pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser for no consideration.

(f)

No former holder of Common Shares or Company Equity Awards, and no participants in the Employee Share Purchase Plan, shall be entitled (following the completion of the Plan of Arrangement) to receive any consideration with respect to such securities other than the cash payment, if any, which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 and, for greater certainty, no such holder shall be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than, in respect of Common Shares, any declared but unpaid dividends with a record date prior to the Effective Date. No dividend or other distribution declared or made after the Effective Time with respect to any securities of the Company with a record date on or after the Effective Date shall be delivered to the holder of any unsurrendered certificate or DRS Advice which, immediately prior to the Effective Time, represented outstanding Common Shares that were transferred pursuant to Section 2.3.

4.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will pay in exchange for such lost, stolen or destroyed certificate, the Consideration that such Company Shareholder has the right to receive in accordance with Section 2.3 and such Company Shareholder’s Letter of Transmittal. When authorizing such payment for any lost, stolen or destroyed certificate, the Person to whom such Consideration is to be delivered shall, as a condition precedent to the payment of such Consideration, give a bond satisfactory to the Parent and the Depositary (each acting reasonably) in such sum as the Parent may direct (acting reasonably), or otherwise indemnify the Company, the Purchaser, the Parent and the Depositary in a manner satisfactory to the Parent and the Depositary (acting reasonably) against any claim that may be made against the Company, the Purchaser, the Parent or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	Withholding Rights

Each of the Purchaser, the Parent, the Company, any Subsidiaries of the foregoing, or the Depositary shall be entitled to deduct and withhold from the amounts otherwise payable under this Plan of Arrangement to any Person, such amounts as are required to be deducted and withheld with respect to such payment under the Tax Act, the U.S. Tax Code or any provision of any Applicable Law and shall remit such deducted and withheld amount to the appropriate Governmental Authority. To the extent that amounts are so properly deducted and withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to such Person, in respect of which such deduction and withholding and remittance was made.

4.4	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

4.5	Calculations

All aggregate amounts of cash consideration to be received under this Plan of Arrangement will be calculated to the nearest cent ($0.01). All calculations and determinations made in good faith by the Purchaser, the Parent, the Company, any of the Subsidiaries of the foregoing, or the Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final and binding.

ARTICLE 5

AMENDMENTS

5.1	Amendments to Plan of Arrangement

(a)

The Company and the Parent may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Parent and the Company (subject to the Arrangement Agreement), (iii) be filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) be communicated to Company Shareholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Parent at any time prior to the Company Meeting (provided that the Parent or the Company (subject to the Arrangement Agreement), as applicable, shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by each of the Company and the Parent (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Company Shareholders in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by the Parent, provided that it concerns a matter which, in the reasonable opinion of the Parent, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the economic interest of any former Company Shareholder.

(e)	The Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 6

PARAMOUNTCY

From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all Common Shares, Company Equity Awards and the Employee Share Purchase Plan, (ii) the rights and obligations of registered and beneficial holders of Common Shares (including Dissenting Shareholders) and Company Equity Awards, participants under the Employee Share Purchase Plan, the Company, the Purchaser,

the Parent, the Depositary and any trustee or registrar and transfer agent for the Common Shares and any of the Company Equity Awards, shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Common Shares, Company Equity Awards and the Employee Share Purchase Plan shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 7

FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

Schedule B

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

(1)

The arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the ”BCBCA”) of Masonite International Corporation, a corporation incorporated under the laws of British Columbia (the ”Corporation”), pursuant to the arrangement agreement (as it may from time to time be amended, modified or supplemented, the ”Arrangement Agreement”) between the Corporation, Owens Corning, a corporation formed under the laws of the State of Delaware, and MT Acquisition Co ULC, a British Columbia unlimited liability company, dated February 8, 2024, all as more particularly described and set forth in the proxy statement of the Corporation dated   , 2024 (the ”Company Proxy”) and as it may from time to time be amended, modified or supplemented in accordance with the Arrangement Agreement, is hereby authorized, approved and adopted.

(2)

The plan of arrangement (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms, the “Plan of Arrangement”), the full text of which is set out as Appendix    to the Company Proxy, is hereby authorized, approved and adopted.

(3)

The (i) Arrangement Agreement and all transactions contemplated therein, (ii) actions of the directors of the Corporation in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Corporation in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, and causing the performance by the Corporation of its obligations thereunder, are hereby ratified and approved.

(4)

The Corporation is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended).

(5)

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the securityholders of the Corporation or that the Arrangement has been approved by Court, the directors of the Corporation are hereby authorized and empowered, at their discretion, without notice to or approval of the shareholders of the Corporation, (i) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted thereby, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

(6)

Any director or officer of the Corporation is hereby authorized and directed for and on behalf of the Corporation to make or cause to be made an application to the Court for an order approving the Arrangement and to deliver or file all such other documents and instruments as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement or any such other document or instrument.

(7)

Any director or officer of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute and deliver or cause to be executed and delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

Schedule C

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(1)	Corporate Existence and Power.

(a)

The Company (i) is a corporation, duly incorporated, validly existing and in good standing under the laws of British Columbia, Canada and (ii) has all corporate powers required to carry on its business as now conducted and to own, lease or operate its properties and assets, except in the case of this clause (ii) where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)

The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the properties or assets owned, operated or leased by it or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to the Parent true, complete and correct copies of the Constating Documents of the Company in effect as of the date hereof. The Company is not in violation of any of the provisions of its Constating Documents.

(2)	Corporate Authorization.

(a)

The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Company of this Agreement and the completion by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Required Approval, the Interim Order and the Final Order, no other proceeding, authorization or corporate action not previously taken on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the Arrangement and the other transactions contemplated hereby. The Required Approval is the only vote of the holders of any of the Company’s capital stock required by Applicable Law or under the Constating Documents of the Company or any of its Subsidiaries necessary to complete the transactions contemplated hereby (including the transactions contemplated by this Agreement). The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Parent and the Purchaser, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether at law or in equity (collectively, the “Enforceability Exceptions”)).

(b)

At a meeting duly called and held, the Board of Directors has unanimously (i) determined that the Arrangement is in the best interest of the Company and that the Consideration to be received by the Company Shareholders pursuant to this Agreement is fair, from a financial point of view, to the Company Shareholders, (ii) approved the transactions contemplated by this Agreement and unanimously determined to recommend approval of the Arrangement to the Company Shareholders and (iii) resolved to recommend that the Company Shareholders vote in favor of the Arrangement Resolution in accordance with Applicable Law (such recommendation, the “Company Recommendation”).

(3)	Governmental Authorization.

The execution, delivery and performance by the Company of this Agreement and the completion by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company with, any Governmental Authority, other than (a) compliance with any applicable Competition Law or Foreign

Investment Law, (b) the filing with the SEC of such reports and other filings under, and compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable Securities Laws (including filing, or causing to be filed, the Company Proxy and the clearance thereof by the SEC), (c) the Interim Order and the Final Order, (d) the Specified Regulatory Approvals and (e) any other actions or filings (i) required solely by reason of the participation of the Purchaser or the Parent (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(4)	Non-Contravention.

The execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Paragraph 3 of this Schedule C and, in the case of the completion of the transactions contemplated hereby, receipt of the Required Approval, the completion of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Constating Documents of the Company, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, violate, conflict with, result in breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or cause or permit the termination, acceleration of performance or cancellation of any Contract binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties, rights or asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(5)	Capitalization.

(a)

The authorized capital stock of the Company consists of unlimited number of common shares, no par value. As of February 6, 2024 (such date, the “Company Capitalization Date”), there were outstanding (i) 21,848,049 Common Shares, (ii) 345,521 Common Shares issuable pursuant to outstanding RSUs, (iii) 480,714 Common Shares issuable pursuant to outstanding PRSUs, assuming performance at the maximum level, (iv) outstanding SARs in respect of 196,735 issuable Common Shares and (v) 10,381 Common Shares issuable pursuant to outstanding purchase rights under the Employee Share Purchase Plan (assuming a Purchase Price based on the fair market value of a Common Share on the first day of the Offering Period under such plan). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Equity Plans will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. From the close of business on the Company Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Securities, other than pursuant to the vesting and settlement of RSUs and exercise of SARs, in each case, that were granted prior to the Company Capitalization Date All of the issued and outstanding Common Shares have been duly authorized and validly issued as fully paid and non-assessable, all Common Shares issuable upon the settlement or exercise, as applicable, of RSUs, PRSUs, SARs or purchase rights under the Employee Share Purchase Plan have been duly authorized and, upon issuance, shall be validly issued as fully paid and non-assessable, and no Common Shares have been issued, and no RSUs, PRSUs, SARs or purchase rights under the Employee Share Purchase Plan have been granted in violation of any Applicable Law, Order or any pre-emptive or similar rights applicable to them.

(b)

As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Shares may vote.

(c)

Except as set forth in clause (a) of this Paragraph 5, as of the date hereof there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities (including any voting debt) of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities (including any voting debt) of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities (including any voting debt) or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities (including any voting debt) or ownership interests in the Company or (iv) share options, restricted shares, restricted share units, share appreciation rights, “phantom” equity, profits interests, contingent value rights, performance units or similar securities or rights issued by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities (including any voting debt) or ownership interests of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(d)

There are no outstanding obligations of the Company or any of its Subsidiaries to issue, transfer, exchange, register, repurchase, redeem or otherwise acquire or sell any of the Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company. There are no (i) voting trusts, proxies or similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries or (ii) obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities, (C) relating to the voting, or requiring registration, of any Company Securities or (D) requiring the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. None of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

(6)	Subsidiaries.

(a)

Each Subsidiary of the Company has been duly formed, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and authority required to carry on its business as now conducted and to own, lease or operate its respective properties, rights and assets, except for any failure to be so formed, existing and in good standing or any failure to have such power or authority as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where the properties, or assets owned, operated or leased by it or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company and their respective jurisdictions of organizations as of the date hereof are identified in the Company’s annual report on Form 10-K for the fiscal year ended January 1, 2023. The Company has made available to the Parent true, complete and correct copies of the certificate of incorporation and bylaws or other organization documents of each non-wholly owned Subsidiary of the Company in effect as of the date hereof. None of the Subsidiaries of the Company is in violation of its Constating Documents.

(b)

All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Liens (other than any Permitted Liens). As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) share options, restricted shares, share appreciation rights, phantom equity, profits interests, performance units or similar securities or rights issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to issue, transfer, exchange, register, repurchase, redeem or otherwise acquire or sell any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of or equity or ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities or ownership interests of any Person. Section 6(b) of the Company Disclosure Letter sets forth a true, correct and complete list of the name, jurisdiction of organization and schedule of equityholders of each of the Subsidiaries of the Company existing as of the date of this Agreement. Neither the Company nor its Subsidiaries has any binding (whether written or oral) Contract pursuant to which it is obligated to make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than any wholly-owned Subsidiary of the Company).

(7)	SEC Filings; Internal Control.

(a)

Since January 1, 2022, the Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company pursuant to Applicable Laws (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)

As of its filing or furnishing date, each Company SEC Document complied, and each Company SEC Document filed or furnished subsequent to the date hereof will when so filed or furnished comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)

As of its filing or furnishing date, each Company SEC Document did not, and each Company SEC Document filed or furnished subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)

The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Since January 1, 2022, the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed, established and maintained disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is timely recorded and made known to the management, including the chief executive officer and chief financial officer, of the Company by others within those entities and (ii) designed, established and maintained internal controls over financial reporting (“Internal Controls”), as defined in Section 13a-15 under the 1934 Act, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2022, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of significant deficiencies or material weaknesses in the design or operation of the Company’s Internal Controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls. Since January 1, 2022, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors have identified or been made aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls, including management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. Since January 1, 2022, there has been no material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the

Company or any of its Subsidiaries or their respective Internal Controls. Since January 1, 2022, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar material violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(e)	As of the date hereof, none of the Company SEC Documents is the subject of any unresolved or outstanding SEC comment or, to the Knowledge of the Company, the subject of ongoing SEC review.

(f)	The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(g)

Except as permitted under the 1934 Act and disclosed in the Company SEC Documents, neither the Company nor any of its Affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any executive officer of the Company or member of the Board of Directors.

(h)	No Subsidiary of the Company is required to file, or files, any reports, schedules, forms, statements, prospectuses, registration statements or other documents with the SEC.

(8)	Financial Statements.

The audited consolidated financial statements (including any related notes and schedules) and unaudited consolidated interim financial statements (including any related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents (a) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) and (b) fairly present in all material respects, in conformity with GAAP applied on consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited consolidated interim financial statements, normal year-end audit adjustments and the absence of footnotes). There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements (and neither the Company nor any Subsidiary of the Company has any commitment to become a party to any off-balance sheet arrangement) of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(9)	Disclosure Documents.

The Company Proxy will, with respect to information regarding the Company, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Company Proxy will, at the date it (and any amendments or supplements thereto) is first mailed to the shareholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Purchaser or the Parent or any of their respective Representatives in writing specifically for use or incorporation by reference therein.

(10)	Absence of Certain Changes.

Since January 1, 2023 (the “Balance Sheet Date”) through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects and (b) there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Parent’s consent, would constitute a material breach of clauses (c), (d), (e), (f), (g), (j), (l), (m), (n), (o) or (p) of Section 4.1(1).

(11)	No Undisclosed Material Liabilities.

There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities or obligations to the extent disclosed and provided for in the Company Balance Sheet (or notes thereto); (b) liabilities or obligations to the extent incurred in the ordinary course of business since the Balance Sheet Date; (c) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (d) liabilities or obligations which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(12)	Compliance with Applicable Laws; Permits.

(a)

Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with all Applicable Laws and (ii) neither the Company nor any of its Subsidiaries nor any of their respective assets is, to the Knowledge of the Company, under investigation with respect to or has been threatened to be charged with or given notice of, nor has any Governmental Authority notified the Company or any of its Subsidiaries in writing of its intent to conduct an investigation of, any violation of any Applicable Law, except for such investigations or charges which has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(b)

Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2022, (i) the Company and its Subsidiaries are in possession of, and in compliance with, all Permits necessary for those entities for the ownership and operation of their respective businesses as now being conducted, under and pursuant to Applicable Laws, (ii) all such Permits are in full force and effect and (iii) no suspension, cancellation, withdrawal or revocation thereof is pending or threatened.

(c)

The Company and its directors, officers and each of its Subsidiaries, and, to the Knowledge of the Company, the directors and officers of each such Subsidiary and the respective employees, consultants and agents of the Company and its Subsidiaries (in each case, to the extent acting for or on behalf of the Company or any of its Subsidiaries), are and for the past five years have been in compliance with Anti-Corruption Laws in all material respects and have not (i) used any corporate funds for unlawful contributions, gifts, entertainment or other expenses related to political activity; (ii) made any unlawful payments to any government officials; or (iii) otherwise made any unlawful bribe, rebate, payoff, influence payment, kickback or similar payment in violation of any applicable Anti-Corruption Law. The Company and each of its Subsidiaries have adopted, maintained, and adhered to compliance policies and procedures and a system of internal controls reasonably designed to ensure compliance with Anti-Corruption Laws.

(d)

None of the Company, its directors, officers or any of its Subsidiaries, or, to the Knowledge of the Company, the directors or officers of any such Subsidiary or the respective employees, consultants and agents of the Company or its Subsidiaries (in each case, to the extent acting for or on behalf of the Company or any of its Subsidiaries): is or has been for the past five years (i) a Sanctioned Person; (ii) transacted business with or for the benefit of any Sanctioned Person or otherwise violated Sanctions; or (iii) violated any Ex-Im Law.

(e)

Neither the Company nor any of its Subsidiaries has been for the past five years the subject of any allegation or enforcement proceeding, nor to the Knowledge of the Company, any inquiry or investigation, regarding any possible violation of applicable Anti-Corruption Laws, Ex-Im Laws or Sanctions.

(f)

As of the date hereof, neither the Company nor any of its Subsidiaries has applied for and obtained any benefit, loan, right or amount under the CARES Act or any other Applicable Law intended to address COVID-19 that would reasonably be expected to result in material restrictions on the business of the Company and its Subsidiaries.

(13)	Litigation.

There is, and since January 1, 2022 has been, no (a) Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries in such capacity before any Governmental Authority or (b) Order outstanding against the Company or any of its Subsidiaries, in each case, except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, there is no Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company and there is no Order outstanding that in any manner seeks to prevent, enjoin or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement or any of the other transactions contemplated hereby.

(14)	Properties.

(a)

Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all tangible property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business.

(b)

Section 14(b) of the Company Disclosure Letter sets forth a true, correct and complete (in all material respects) list of all real property and interests in real property owned in fee simple by the Company or any of its Subsidiaries. Except as had not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have good, valid and marketable title, in fee or valid leasehold, easement or other rights, in each case, free and clear of all Liens other than Permitted Liens, to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted.

(c)

Section 14(c) of the Company Disclosure Letter sets forth a true, correct and complete (in all material respects) list as of the date of this Agreement of all leases, licenses, subleases and occupancy agreements of real property that (i) are for manufacturing or distribution spaces or (ii) require annual rents of $3,000,000 or more and are not terminable by the Company upon 60 days’ notice or less, to which the Company or any of its Subsidiaries is a party (each, a “Material Lease”).

(d)

To the Company’s Knowledge, the Company’s owned and leased real properties, including all buildings, structures, improvements, fixtures and building systems thereon, are in good condition and repair having regard to their use and age in all material respects.

(15)	Intellectual Property.

(a)

Section (15)(a) of the Company Disclosure Letter sets forth a true and complete list of all Registered Intellectual Property (including, as applicable, the name of the registered owner (and, in the case of domain names), the jurisdiction of filing, the filing date, date of issuance, application number, and registration number). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have paid all registration, maintenance and renewal fees and have made all filings, in each case, as required to maintain their respective ownership of the Registered Intellectual Property.

(b)

Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) either the Company or one of its Subsidiaries exclusively owns all right, title and interest in and to the Owned Intellectual Property; (ii) the Company and its Subsidiaries have valid rights to use all other Intellectual Property used or otherwise necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, in the case of clause (i), free and clear of any Liens (other than Permitted Liens); and (iii) the transactions contemplated hereby will not (A) impair any rights in such Owned Intellectual Property or (B) pursuant to any Contract to which the Company or its Subsidiaries are a party, result in the Purchaser or any of its Affiliates granting any right to any Intellectual Property owned by, or licensed to, any of them prior to the Effective Time.

(c)

Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries do not currently directly or indirectly infringe on, misappropriate or otherwise violate, and since January 1, 2021 (except, with respect to patents, since January 1, 2018), the services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries have not directly or indirectly infringed on, misappropriated or otherwise violated, the Intellectual Property of any Person, and (ii) there is no claim or Proceeding pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries alleging any of the foregoing.

(d)

Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or since January 1, 2022 has infringed, misappropriated or otherwise violated the Owned Intellectual Property, and neither the Company nor any of its Subsidiaries have sent written notice or initiated any Proceeding alleging the same; and (ii) no Owned Intellectual Property or, to the Company’s Knowledge, Licensed Intellectual Property is subject to any outstanding Order restricting the use thereof by the Company or its Subsidiaries.

(e)

Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) none of the Registered Intellectual Property has been adjudged invalid or unenforceable in whole or in part; and (ii) there is no, and has not since January 1, 2022 been any, pending or, to the Company’s Knowledge, threatened Proceeding (A) challenging or contesting the ownership, validity, registrability, scope or enforceability of any Owned Intellectual Property or (B) brought by the Company or any of its Subsidiaries and challenging or contesting the ownership, validity, registrability, scope or enforceability of any Intellectual Property of any other Person.

(f)

Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken and currently take reasonable steps in accordance with generally accepted industry practice to protect, defend and enforce all Owned Intellectual Property and to maintain the confidentiality of all trade secrets held by the Company and (ii) none of such trade secrets have been disclosed other than under written confidentiality agreements.

(g)

Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have either obtained ownership of or sufficient rights to use any and all Intellectual Property developed for the Company and its Subsidiaries by current and former employees and independent contractors, whether by operation of law or pursuant to an agreement.

(16)	Business Systems and Data Protection.

(a)

Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Business Systems are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) the Company and its Subsidiaries have used and currently use commercially reasonable efforts consistent with generally accepted industry practice to protect the confidentiality, integrity and security of the Business Systems from any unauthorized use, access, interruption, or modification.

(b)

The Company and its Subsidiaries are in material compliance with, and since January 1, 2022 have materially complied with, all applicable Data Security Requirements and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority alleging any violation thereof. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, since January 1, 2022, (i) the Company and its Subsidiaries have not experienced any incident in which confidential, proprietary or sensitive information, payment card data, Personal Information, or other protected information relating to individuals was or may have been stolen, misused, misappropriated or improperly accessed, including any breach of security, and (ii) there have been no disruptions, failures of, or unauthorized access to or unauthorized use of the Business Systems and the Company and its Subsidiaries have not sent or received any written notices or written complaints from any Person with respect to either of the foregoing clauses (i) and (ii).

(17)	Taxes.

Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) Tax Returns required by law to be filed with any Governmental Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with Applicable Law (taking into account any applicable extensions), and all such Tax Returns are, or shall be at the time of filing, true and complete, (ii) the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has collected, withheld and remitted to the appropriate Governmental Authority all Taxes due and payable on a timely basis, (iii) there is no audit, Proceeding or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax, (iv) there are no currently effective elections, agreements or waivers, in each case, extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, or of the filing of any Tax Return (other than automatic extensions) or any payment of Taxes by the Company or any of its Subsidiaries, (v) no Tax deficiency has been asserted against the Company or any of its Subsidiaries that has not been resolved or paid in full, (vi) in the past three years, no claim has been made by any Governmental Authority in a jurisdiction where the Company or a Subsidiary of the Company does not file a particular type of Tax Return or pay a particular type of Tax that the Company or a Subsidiary is or may be required to file such Tax Return or pay such Tax, (vii) there are no Liens on any of the assets of the Company or any of its Subsidiaries attributable to Taxes other than Permitted Liens, (viii) neither the Company nor any Subsidiary of the Company (A) is, or has been, a member of any affiliated, consolidated, combined or unitary Tax group, other than a group the common parent of which is or was the Company or any Subsidiary, (B) has any liability for Taxes of any Person (other than the Company or any Subsidiary of the Company) arising from the application of Treasury Regulations Section 1.1502-6 (or any analogous provision of U.S. state or local or non-U.S. Tax law) or as a transferee or successor or (C) is a party to any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or agreements that are not primarily related to Taxes or agreements exclusively between or among the Company and its wholly owned Subsidiaries), (ix) neither the Company nor any of its Subsidiaries has any obligation pursuant to Section 965 of the U.S. Tax Code, (x) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), any “reportable transaction” as defined in subsection 237.3(1) of the Tax Act or any “notifiable transaction” as defined in subsection 237.4(1) of the Tax Act, and neither the Company nor any of its Subsidiaries has been a “distributing” corporation or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the U.S. Tax Code) in any distribution of stock during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the U.S. Tax Code, and (xi) each of the Company, 0993477 B.C. Unlimited Liability Company, Sacopan, Inc., and Crown Door Corp., is a taxable Canadian corporation as defined in the Tax Act.

(18)	Employee and Labor Matters.

(a)	Neither the Company nor any of its Subsidiaries is a party to, bound by, or subject to any Collective Agreement. No Company Employees are represented by any labor union or other labor organization with respect to their employment with the Company or any of its Subsidiaries. Since January 1, 2022, no labor union, other labor organization, or group of Company Employees has made a written demand to the Company for recognition or certification. To the Knowledge of the Company, since January 1, 2022, there have been no material labor organizing activities with respect to any Company Employees. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, there has been no unfair labor practice charges, labor grievances, employment-related proceedings, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hard billing or other labor disputes against or affecting the Company or its Subsidiaries.

(b)

Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2022 have been, in compliance with all Applicable Laws respecting labor, employment and employment practices, including terms and conditions of employment, wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements.

(c)

As of the date hereof, the Company has not implemented or publicly announced any employee layoff, facility closure or shutdown (whether voluntary or as required by Applicable Law), reduction-in-force or furlough affecting Company Service Providers within the past five months.

(d)

There have been no sexual harassment, discrimination or retaliation allegations made since January 1, 2022 involving any executive officer of the Company or member of the Board of Directors. The Company or its applicable Subsidiary has investigated any sexual harassment, discrimination or retaliation allegation made by any Company Service Provider since January 1, 2022 of which the Company has Knowledge. With respect to any such allegation with merit, the Company or its applicable Subsidiary has taken corrective action reasonably calculated to prevent continuation or recurrence of the alleged violation.

(19)	Employee Benefit Plans.

(a)

Section 19(a) of the Company Disclosure Letter contains, as of the date hereof, a list of all material Benefit Plans. For each such Benefit Plan, the Company has made available to the Parent a copy of such Benefit Plan and all amendments thereto (or a written summary in the case of an unwritten plan) and, to the extent applicable; (i) the most recently filed Form 5500 annual report (with applicable schedules and attachments thereto); (ii) the most recent favorable determination or opinion letter from the U.S. Internal Revenue Service (the “IRS”) and (iii) any material non-routine communication with any Governmental Authority since January 1, 2022.

(b)

Each Benefit Plan has been established and administered in compliance with its terms and Applicable Law, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Benefit Plan intended to be “qualified” under Section 401(a) of the U.S. Tax Code received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable amendment period.

(c)

Neither the execution of this Agreement nor the completion of the transactions contemplated hereby would, either alone or in conjunction with any other event, (i) other than with respect to the treatment of Company Equity Awards in accordance with Section 2.7 and any rights under the Employee Share Purchase Plan in accordance with Section 2.7, entitle any Company Service Provider to any payment or benefit (including the forgiveness of any indebtedness), or accelerate the time of payment, funding or vesting, or otherwise increase the amount of, compensation due or payable or the level of benefits to be provided to any Company Service Provider under any Benefit Plan or otherwise, (ii) result in any breach or violation of, default under or limit the Company’s or any of its Subsidiaries’ right to amend, modify or terminate any Benefit Plan, (iii) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under the Benefit Plan or (iv) result in any Company Service Provider receiving any “excess parachute payment” (within the meaning of

Section 280G of the U.S. Tax Code) from the Company or its Subsidiaries (excluding the impact of any compensation arrangements established, adopted, entered into or modified following the Effective Time).

(d)	No Benefit Plan requires any gross up or contains any other obligation to reimburse any Company Service Provider for any Taxes imposed under Section 4999 or 409A of the U.S. Tax Code or otherwise.

(e)

Neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or has in the past six years sponsored, maintained, contributed to, or is required to contribute to, or has or is reasonably expected to have any material unsatisfied liability with respect to (including as a consequence of at any time being considered a single employer under Section 414 of the U.S. Tax Code with any other Person), any plan that (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to Title IV of ERISA or Section 4112 of the U.S. Tax Code; (ii) a “multiemployer” plan as is defined in Section 3(37) of ERISA; (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the U.S. Tax Code) or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(4) of ERISA). No Benefit Plan provides health or other welfare benefits to retirees or other former employees or service providers of the Company or its Affiliates other than health continuation coverage pursuant to Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the U.S. Tax Code and any similar state Applicable Law. Except as has not been, and would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole, all contributions required to be made to any Benefit Plan by Applicable Law or otherwise, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements of the Company in accordance with GAAP.

(f)

Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proceeding (other than routine claims for benefits) is pending against or with respect to or, to the Knowledge of the Company, is threatened against or with respect to, any Benefit Plan.

(20)	Environmental Matters.

(a)	Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole:

(i)

no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws that is currently pending, and there are no judicial, administrative or other Proceedings pending or, to the Company’s Knowledge, threatened which allege a violation by, or liability of, the Company or any of its Subsidiaries under any Environmental Laws, and there is no administrative or judicial Order of any Governmental Authority pursuant to any Environmental Laws outstanding against the Company or any of its Subsidiaries;

(ii)	the Company and each of its Subsidiaries have all Permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such Permits;

(iii)	the operations of the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws;

(iv)

neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person to the extent giving rise to liability for the Company or any of its Subsidiaries has released or disposed of any Hazardous Substance on or under real property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other location where Hazardous Substances generated by the Company or any of its Subsidiaries have been disposed or released, in quantities or concentrations that require investigation, remediation or monitoring by the Company or any of its Subsidiaries pursuant to any Environmental Law; and

(v)

neither the Company nor any of its Subsidiaries has assumed, undertaken or agreed to provide indemnification for, as a result of any contract, any material liability of any other Person arising under Environmental Laws.

(b)

The Company has delivered or otherwise made available for inspection to the Parent true, complete and correct copies of any material reports, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), studies, analyses, tests or monitoring in the possession of the Company or any of its Subsidiaries pertaining to: (i) any unresolved liabilities of the Company or any of its Subsidiaries under Environmental Law; (ii) any releases or disposal of Hazardous Substances by the Company or any of its Subsidiaries or to the extent giving rise to liability for the Company or any of its Subsidiaries in, on, near or beneath any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or (iii) the Company’s or any of its Subsidiaries’ noncompliance with applicable Environmental Laws, in each case to the extent prepared since January 1, 2020.

(21)	Material Contracts.

(a)

Section 21(a) of the Company Disclosure Letter contains an accurate and complete list of each Contract described below in this Paragraph 21(a) (other than a Benefit Plan or, only for purposes of Paragraphs 21(a)(i), 21(a)(ii) and 21(a)(iii), purchase orders or invoices entered into in the ordinary course of business substantially consistent with the form listed in Paragraph 21(a)(i) or (ii) of the Company Disclosure Letter) to which the Company or any of its Subsidiaries is a party as of the date hereof (together with any Contract of the type described in clauses (i) through (xvi) of this Paragraph 21 entered into after the date of this Agreement and prior to the Effective Time) (each Contract of a type described in this Paragraph 21(a), a “Material Contract”):

(i)	any Contract with a top 20 customer (determined on the basis of the aggregate revenues recognized by the Company and its Subsidiaries during calendar year 2023 through the date hereof);

(ii)

any Contract with a top 20 vendor or supplier of goods, services or other assets (determined on the basis of the aggregate dollar volume of purchases made by the Company and its Subsidiaries during calendar year 2023 through the date hereof);

(iii)

any Contract that is not a lease for real property and that both (A) requires or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries after the date hereof in an amount having an expected value in excess of $3,000,000 and (B) cannot be cancelled by the Company or any of its Subsidiaries without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice;

(iv)	any Material Lease;

(v)

any Contract relating to the acquisition or disposition of any securities, assets or businesses or exclusive licensing agreement (whether by merger, purchase of stock, purchase of assets or otherwise) that contains any outstanding non-competition, earn-out or other contingent payment obligations of the Company or any of its Subsidiaries that would reasonably be expected to result in the Company’s or any of its Subsidiaries’ receipt or making of future payments in excess of $3,000,000;

(vi)

any Contract involving the licensing of or other grant of rights in Intellectual Property (excluding, in each case, (A) licenses for unmodified, commercial off the shelf computer Software that are generally available on nondiscriminatory pricing terms with an annual license fee of less than $2,000,000 and (B) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business);

(vii)

any Contract under which the Company or any of its Subsidiaries (A) is lessee of, or holds or operates, any personal property owned by any other Person, for which the annual rent exceeds $3,000,000 and (B) cannot cancel without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice;

(viii)

any Contract that expressly prohibits the payment of dividends or distributions in respect of the capital stock or voting or equity securities of the Company or any of its Subsidiaries, or prohibits the pledging of the capital stock or voting or equity securities or other equity interests of the Company or any of its Subsidiaries or the issuance of any guaranty by the Company or any of its Subsidiaries;

(ix)

any Contract with any Affiliate, director, executive officer (as such term is defined in the 1934 Act), holder of 5% or more of the shares of capital stock of the Company or, to the Knowledge of the Company, any of their respective Affiliates (other than the Company or its Subsidiaries) or immediate family members (other than any indemnity under the Constating Documents of the Company and its Subsidiaries) that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Form 10-K or proxy statement pertaining to an annual meeting of shareholders;

(x)

any Contract that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries or any of their respective Affiliates (including, following the Effective Time, the Parent and its Subsidiaries) to compete in any line of business or geographic region, or offer or sell any products, assets or services, with or to any Person, or (B) expressly contains any material “most favored nation” provision, exclusive dealing or marketing arrangement or arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right to any other Person;

(xi)	any partnership, joint venture, joint development, strategic alliance or other similar Contract;

(xii)

any Contract relating to outstanding indebtedness of the Company or the Subsidiaries of the Company, including any indenture, loan or credit agreement, or indebtedness in connection with any settlement facilities or lines of credit or any financial guaranty or credit support, indemnification, assumption or endorsement thereof (in each case whether incurred, assumed, guaranteed or secured by any asset), in each case, in the principal amount of $3,000,000 or more (including any related security or pledge agreements), other than Contracts among the Company and its wholly owned Subsidiaries;

(xiii)

any Contract requiring contributions of capital, capital expenditures or the acquisition or construction of fixed assets in excess of $3,000,000 in the next 12 months (excluding contributions made to the Company by its Subsidiaries);

(xiv)	any Collective Agreements;

(xv)

any Contract providing for the settlement of any Proceeding asserted by any Person (including a Governmental Authority) (A) involving payment by the Company or any of its Subsidiaries in excess of $2,000,000 or (B) that imposes continuing requirements, obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole;

(xvi)	any other Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC); and

(xvii)	any other Contract that commits the Company or any of its Subsidiaries to enter into any Contracts of the types described in foregoing clauses (i) through (xv).

(b)

The Company has made available to the Parent an accurate and complete copy of each Material Contract (including any applicable amendments, modifications or material waivers) as in effect as of the date hereof. Except for breaches, violations or defaults which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) each Material Contract is valid and in full force and effect and (ii) neither the

Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, is in breach or default of any provision of, or taken or failed to take any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of such Material Contract, and, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

(22)	Insurance.

Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks and with such carriers as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate and as is sufficient to comply with Applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof and the limits and sub limits of such policies have not been exhausted or materially diminished, (iii) all premiums payable under all such policies have been timely paid, the Company and its Subsidiaries are in compliance with all other terms and conditions (including any notification requirements) of all such policies and neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (iv) no written notice of cancellation or termination or premium increase has been received with respect to any such insurance policy.

(23)	Products.

(a)

Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the products designed, produced or distributed by the Company do not suffer from any defects that give rise to or would reasonably be likely to give rise to any product liability or warranty claims.

(b)

Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, (i) no product designed, produced or distributed by the Company has been the subject of any recall or warranty claim, (ii) the Company has not received any written notice alleging material defects in any such product and (iii) to the Company’s Knowledge, none of its customers have terminated or threatened in writing to terminate the distribution or sale of any such product based on any such defects or recalled, or issued a product warning with respect to, any such product.

(24)	Finders’ Fees.

Except for fees (including a good faith estimate of the amounts due and payable assuming the Effective Time occurs) set forth on Section 24 of the Company Disclosure Letter, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

(25)	Opinions of Financial Advisors.

The Board of Directors has received the opinion of each of Goldman Sachs & Co. LLC and Jefferies LLC, financial advisors to the Company, to the effect that, as of the date of the applicable opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications set forth therein, the Consideration to be received in the Arrangement by holders of Common Shares (other than, as applicable, the Parent, the Purchaser and their respective Affiliates) pursuant to this Agreement was fair, from a financial point of view, to such holders. The Company shall have provided to the Parent a copy of each such written opinion promptly following the execution and delivery of this Agreement.

(26)	Non-Disclosure Agreement.

The Company has not entered into any non-disclosure agreement (or similar arrangement or agreement) with any party listed in Paragraph 26 of the Company Disclosure Letter in respect of the acquisition of the Company pursuant to the Arrangement Agreement during the two year period immediately preceding the date hereof.

(27)	Acknowledgement of No Other Representations and Warranties.

Except for the representations and warranties set forth in Schedule D, in any certificate delivered pursuant to this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Purchaser or the Parent to the Company, and the Company hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Purchaser or the Parent, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by the Purchaser, the Parent or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

Schedule D

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

(1)	Existence and Power.

(a)

Each of the Parent and the Purchaser (x) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and (y) has all powers required to carry on its business as now conducted and to own, lease or operate its properties and assets, except in the case of this clause (y) where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)

The Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the properties or assets owned, operated or leased by it or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(2)	Corporate Authorization.

(a)

The execution, delivery and performance by each of the Parent and the Purchaser of this Agreement and the completion by the Purchaser and the Parent of the transactions contemplated to be completed by such Person hereby are within the corporate powers of each of the Purchaser and the Parent and no other corporate action not previously taken on the part of each of the Purchaser and the Parent is necessary to authorize the execution and delivery by the Company of this Agreement, the performance by each of the Purchaser and the Parent of its respective covenants and obligations hereunder and the completion of the transactions contemplated hereby. No vote of the shareholders of the Purchaser is necessary to authorize the execution, delivery or performance of this Agreement that will not be obtained as of the date of this Agreement. Each of the Purchaser and the Parent has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of the Purchaser and the Parent, enforceable against each of the Purchaser and the Parent in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).

(b)

The respective boards of directors of the Purchaser and the Parent have each unanimously (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Purchaser’s or the Parent’s shareholders, as applicable, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth herein, and (ii) approved the execution and delivery of this Agreement by the Purchaser and the Parent, respectively, the performance by each of the Purchaser and the Parent of their respective covenants and other obligations hereunder, and the completion of the transactions contemplated hereby upon the terms and conditions set forth herein. No approval of the holders of any class of securities of the Parent is required under Applicable Law or the listing rules of the NYSE to enter into this Agreement or consummate any of the transactions contemplated hereby.

(3)	Governmental Authorization.

The execution, delivery and performance by each of the Purchaser and the Parent of this Agreement and the completion by each of the Purchaser and the Parent of the other transactions contemplated to be completed by such Person hereby require no action by or in respect of, or filing by the Purchaser or the Parent with, any Governmental Authority, other than (a) compliance with any applicable Competition Law or Foreign Investment Law, (b) the filing with the SEC of such reports and other filings under, and compliance with any applicable requirements of the 1934 Act and any other applicable Securities Laws, (c) compliance with the rules and regulations of the NYSE, (d) the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Parent or the Purchaser is qualified to do business as required by Applicable Law, (e) compliance with any applicable Foreign Investment Law, (f) obtaining the Specified Regulatory Approvals and (g) any other actions or filings (i) required solely by reason of the participation of the Company (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(4)	Non-Contravention.

The execution, delivery and performance by each of the Purchaser and the Parent of this Agreement and, assuming compliance with the matters referred to in Paragraph 3 of this Schedule D, the completion of the transactions contemplated to be completed by such Person hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Constating Documents of the Purchaser or the Parent, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, violate, conflict with, result in breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or cause or permit the termination, acceleration of performance or cancellation of any agreement binding upon the Purchaser or the Parent or any of their respective Subsidiaries or (d) result in the creation or imposition of any Lien on any properties, rights or asset of the Purchaser or the Parent or any of their respective Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(5)	Litigation.

There is, and since January 1, 2022 has been, no (a) Proceeding pending, or, to the Knowledge of the Parent, threatened, against the Parent or any of its Subsidiaries or any officer, director or employee of the Parent or any of its Subsidiaries in such capacity before any Governmental Authority or (b) Order outstanding against the Parent or any of its Subsidiaries, in each case except as has not been, and would not reasonably be expected to be, material to the Parent and its Subsidiaries, taken as a whole. As of the date hereof, there is no Proceeding pending, or, to the Knowledge of the Parent, threatened, against the Parent and there is no Order outstanding that in any manner seeks to prevent, enjoin or materially delay the Parent’s or the Parent’s ability to consummate the transactions contemplated by this Agreement or any of the other transactions contemplated hereby.

(6)	Finders’ Fees.

Except for Morgan Stanley & Co. LLC and Lazard Freres & Co. LLC, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Parent or any of its Subsidiaries who might be entitled to any fee or commission from the Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

(7)	Financing.

The Parent has delivered to the Company a true, complete and fully executed copy of a commitment letter, dated as of the date hereof (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter as described below (provided that the fee amounts, “market flex,” pricing terms, pricing caps and other commercially sensitive terms in any such fee letter may be redacted), as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in compliance with Section 4.12, the “Debt Commitment Letter”), from the Financing Parties party thereto confirming their respective commitments to provide the Parent with debt financing, subject to the terms and conditions thereof, in connection with the transactions contemplated hereby in the amount set forth therein (the “Financing”).

The Debt Commitment Letter is in full force and effect and is a valid and binding obligation of the Parent and, to the Knowledge of the Parent, the other parties thereto, enforceable against the Parent and, to the Knowledge of the Parent, the other parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the date hereof, the Debt Commitment Letter has not been amended or modified, the respective commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded or otherwise modified, and no such amendment, modification, withdrawal or rescission of the Debt Commitment Letter is currently contemplated or the subject of current discussions (other than (x) amendments to add additional lenders, arrangers and agents or reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto or (y) reductions in the commitments as contemplated by the Debt Commitment Letter in accordance with the terms thereof). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Parent or any of its Affiliates or, to the Knowledge of the Parent, any other Person, under the Debt Commitment Letter. All fees (if any) required to be paid under the Debt Commitment Letter on or prior to the date hereof have been paid in full.

There are no conditions precedent directly or indirectly related to the funding of the full amount of the Financing other than as expressly set forth in the Debt Commitment Letter. Other than the Debt Commitment Letter, there are no other contracts, arrangements or understandings entered into by the Parent or any Affiliate thereof related to the funding or investing, as applicable, of the Financing (except for (i) customary fee letters relating to the commitments in the Debt Commitment Letter, a true, complete and fully executed copy of each of which has been provided to the Company, with only the fee amounts, “market flex,” pricing terms, pricing caps and other commercially sensitive terms redacted; provided that the Parent represents and warrants that the market flex provisions in such fee letter do not permit the imposition of any new conditions (or the modification or expansion of any existing conditions) or (ii) customary engagement letters or non-disclosure agreements which do not impact the conditionality or amount of the Financing). As of the date hereof, assuming the satisfaction of the conditions to the Parent’s obligation to complete the Arrangement, the Parent has no reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available to the Parent at the Effective Time.

Assuming the Financing is funded at or immediately prior to the Effective Time in accordance with the Debt Commitment Letter and the Arrangement is completed in accordance with the terms of this Agreement following satisfaction of the conditions precedent thereto, the aggregate proceeds of the Financing (after giving effect to any market flex provisions), together with any cash on hand, available lines of credit and other sources of immediately available funds, will be in an amount sufficient to enable the Parent to make the cash portion of the payment of the aggregate Consideration payable by the Purchaser pursuant to the Plan of Arrangement and any other amounts to be paid by the Parent or the Purchaser hereunder or under the Debt Commitment Letter. The Parent acknowledges and agrees that the availability of funds (including the Financing) will not be a condition to the obligation of the Parent or the Purchaser to consummate the transactions contemplated hereby.

(8)	Acknowledgement of No Other Representations and Warranties.

Except for the representations and warranties set forth in Schedule C, in any certificate delivered pursuant to this Agreement, each of the Parent and the Purchaser acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to the Purchaser or the Parent, and each of the Purchaser and the Parent hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to the Purchaser or the Parent, or any of their respective Representatives or Affiliates, of any documentation or other information by the Company or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.